Exhibit 10.1

EXECUTION COPY

LGI/SUMISHO SUPER MEDIA, LP

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of October 23, 2009

THE UNITS REPRESENTING THE PARTNERSHIP INTERESTS IN THIS LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR STATE SECURITIES AUTHORITIES AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE GENERAL PARTNER THAT REGISTRATION IS NOT REQUIRED.  THE SALE OR OTHER TRANSFER OF THE UNITS IS ALSO RESTRICTED BY CERTAIN PROVISIONS IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I FORMATION AND DEFINITIONS		1

1.1	Formation	1

1.2	Name	1

1.3	Partners	2

1.4	Units; Percentage Interests	2

1.5	Principal Office; Registered Office and Agent	2

1.6	Foreign Qualification	2

1.7	Term	2

1.8	Definitions	2

ARTICLE II PURPOSES AND POWERS		13

2.1	Purpose	13

2.2	Other Purposes	14

2.3	Powers	14

ARTICLE III CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		14

3.1	Contributions	14

3.2	Additional Capital Contributions	14

3.3	Capital Accounts	15

3.4	Loans by Limited Partners	16

3.5	Transfer	16

3.6	Adjustments	16

3.7	Market Value Adjustments	16

3.8	No Withdrawal of Capital	17

3.9	No Interest on Capital	17

3.10	Adjustment to Number of Units Outstanding	17

3.11	JCOM Share Accounts	17

ARTICLE IV ALLOCATION OF NET INCOME AND NET LOSSES		17

4.1	Allocation of Net Income and Net Loss	17

4.2	Qualified Income Offset	18

4.3	Limit on Loss Allocations	18

4.4	Compliance with Code	18

4.5	Tax Allocations — § 704(c)	18

4.6	Allocation on Transfer	18

ARTICLE V DISTRIBUTIONS		18

i

5.1	Distributions Generally	18

5.2	Payment	19

5.3	Withholding	19

5.4	Distribution Limitation	19

ARTICLE VI MANAGEMENT		20

6.1	Admission and Authority of the General Partner	20

6.2	Management Committee Composition; Appointment and Removal of Managers	20

6.3	Management Committee Recommendations	21

6.4	Action by General Partner	21

6.5	JCOM Governance	21

ARTICLE VII PROCEDURAL REQUIREMENTS — MEETINGS OF LIMITED PARTNERS AND THE MANAGEMENT COMMITTEE		21

7.1	Management Committee Meetings	21

7.2	Limited Partner Voting Rights; Limited Partner Meetings	22

7.3	Place	22

7.4	Notice	22

7.5	Waiver of Notice	22

7.6	Record Date	22

7.7	Quorum; Manner of Acting	22

7.8	Proxies	23

7.9	Meetings by Telephone or Video	23

7.10	Action Without a Meeting	23

7.11	Minutes of Meetings	23

ARTICLE VIII LIABILITY OF PARTNERS AND MANAGERS		23

8.1	Limited Liability	23

8.2	Capital Contribution	23

8.3	Capital Return	23

8.4	Reliance	24

8.5	Management of Affairs	24

ARTICLE IX EXCULPATION AND INDEMNIFICATION OF GENERAL PARTNER, GP REPRESENTATIVE AND MANAGERS		24

9.1	Standard of Care	24

9.2	Exculpation	25

9.3	Indemnification	25

9.4	Expense Advancement	25

9.5	Insurance	25

9.6	Indemnification of Others	25

9.7	Rights Not Exclusive	26

ARTICLE X ACCOUNTING AND REPORTING		26

10.1	Fiscal Year	26

10.2	Tax Accounting Method	26

10.3	Tax Classification and Elections	26

10.4	Returns	26

10.5	Reports; Annual Financial Statements; Regulatory Reporting Obligations	26

10.6	Books and Records	27

10.7	Information	27

10.8	Banking	28

10.9	Tax Matters Partner	28

10.10	No General Partnership	28

ARTICLE XI DISSOLUTION		29

11.1	Dissolution	29

11.2	Events of Withdrawal	30

11.3	Continuation	30

ARTICLE XII LIQUIDATION		31

12.1	Liquidation	31

12.2	Tax Termination	31

12.3	Priority of Payment	31

12.4	Liquidating Distributions	32

12.5	No Restoration Obligation	32

12.6	Liquidating Reports	32

12.7	Certificate of Cancellation	33

ARTICLE XIII TRANSFER RESTRICTIONS		33

13.1	General Restriction	33

13.2	Permitted Transferee	33

13.3	General Conditions on Transfers	33

13.4	Transfer or Redemption of Units	34

13.5	Procedures for Transfer or Redemption of Units	36

13.6	Rights of Transferees	37

13.7	Security Interest	37

ARTICLE XIV COVENANTS		37

14.1	Confidentiality	37

14.2	Consolidation Cooperation	38

14.3	[Intentionally Omitted.]	38

14.4	Participation Right	38

14.5	JCOM Merger Shares	39

14.6	Voting Agreement	39

ARTICLE XV DISPUTES		40

15.1	Resolution by the Parties	40

15.2	Resolution by Arbitration	40

15.3	Waiver of Immunities	40

ARTICLE XVI GENERAL PROVISIONS		40

16.1	Representations	40

16.2	Unregistered Interests	41

16.3	Waiver of Dissolution Rights	41

16.4	Waivers and Consents Generally	41

16.5	Equitable Relief	41

16.6	Remedies for Breach	42

16.7	Limitation of Liability	42

16.8	Amendments	42

16.9	Third-Party Rights	42

16.10	Counterparts	42

16.11	Notice	42

16.12	Partial Invalidity	42

16.13	Costs	43

16.14	Entire Agreement	43

16.15	Benefit	43

16.16	Binding Effect	43

16.17	Further Assurances	43

16.18	Headings	43

16.19	Terms	43

16.20	Governing Law	43

16.21	English Language	43

16.22	LMI Guarantee	43

16.23	Registration Rights Agreement	43

LIMITED PARTNERSHIP AGREEMENT

OF

LGI/SUMISHO SUPER MEDIA, LP

A DELAWARE LIMITED PARTNERSHIP

This Limited Partnership Agreement of LGI/Sumisho Super Media, LP, a Delaware limited partnership, is entered into as of this 23rd day of October, 2009, by and among Liberty Japan, Inc., a corporation formed under the laws of the State of Delaware, as the General Partner and as a Limited Partner, Liberty Jupiter, Inc., a corporation formed under the laws of the State of Delaware (“Liberty Jupiter”), as a Limited Partner, and Sumitomo Corporation, a corporation formed under the laws of Japan (“SC”), as a Limited Partner; and, solely with respect to 16.22 hereof, LGI International, Inc., f/k/a Liberty Media International, Inc., a corporation formed under the laws of the State of Delaware (“LMI”).

In consideration of the mutual promises and obligations contained in this Agreement, and with the intent of being legally bound, the parties agree as follows:

ARTICLE I

FORMATION AND DEFINITIONS

1.1           Formation.  The Partnership was originally formed on July 16, 2002, as Liberty Netherlands, Inc., a corporation formed under the laws of the State of Delaware and changed its name to Liberty Japan IV, Inc. on April 2, 2003.  The Partnership converted from a corporation into a limited liability company formed under the laws of the State of Delaware and called LMI Japan IV, LLC pursuant to a Certificate of Conversion and a Certificate of Formation, each of which were filed on July 19, 2004 with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act.  The Partnership changed its name to LMI/Sumisho Super Media, LLC pursuant to a Certificate of Amendment to the Certificate of Formation which was filed on October 20, 2004 with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act.  The Partnership changed its name to LGI/Sumisho Super Media, LLC pursuant to a second Certificate of Amendment to the Certificate of Formation which was filed on February 24, 2006 with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act.   The Partnership converted from a limited liability company into a limited partnership organized pursuant to the provisions of the Act pursuant to a Certificate of Conversion and the Certificate, each of which were filed on October 22, 2009 with the Delaware Secretary of State pursuant to the Act, to be effective as of October 23, 2009.  Pursuant to the conversion, Liberty Japan, Inc. became the general partner of the Partnership and one of the Units held by Liberty Japan, Inc. became a Unit representing a general partnership interest in the Partnership.  The rights and liabilities of the Partners shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.  In the event of any inconsistency between this Agreement and the Act, this Agreement shall control to the greatest extent permitted by the Act.

1.2           Name.  The name of the Partnership shall be LGI/Sumisho Super Media, LP in English; provided that the Partnership will be referred to in Japanese as Sumisho/LGI Super Media, LP.  The business of the Partnership will be conducted under such names, as well as any other name or names as the Partnership may from time to time determine.

1.3           Partners.  The address of the Partnership and of each Partner as of the date of this Agreement is set forth on the attached Exhibit A.

1.4           Units; Percentage Interests.  The Units held by, and the Percentage Interests of, each Partner as of the date of this Agreement are set forth on the attached Exhibit B.

1.5           Principal Office; Registered Office and Agent.  The principal office of the Partnership is located at 12300 Liberty Boulevard, Englewood, Colorado, 80112, or at such other place as the General Partner may from time to time designate.  The Partnership may conduct business at such additional places as the General Partner deems advisable.  The registered office of the Partnership in Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, and its registered agent is The Prentice-Hall Corporation System, Inc.  The Partnership may change its registered office or registered agent in Delaware in accordance with the Act.  The Partnership previously instructed JCOM to send any information provided to the Partnership in its capacity as a shareholder of JCOM to both the Partnership’s principal office and to the Partnership c/o SC Partner at the address for SC Partner set forth on Exhibit A.

1.6           Foreign Qualification.  The Partnership will apply for any required certificate of authority to do business in any other state or jurisdiction, as required or appropriate and will file such other certificates and instruments as may be required or appropriate from time to time in connection with its formation, existence and operation.

1.7           Term.  The Partnership became effective as a limited partnership on the date its Certificate was filed with the Delaware Secretary of State and will continue in effect, unless and until a Dissolution occurs and the Certificate is cancelled in accordance with the Act.

1.8           Definitions.  The following terms used in this Agreement have the corresponding meanings set forth below.

Acquired Units:	as defined in 13.4(b)(ii).

Act:	the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. tit. 6, §§ 17-101, et seq., as it may be amended from time to time, and any successor to the Act.

Additional Contribution:	as defined in 3.2(a).

Additional Contribution Notice:	as defined in 3.2(a).

Adjusted Capital Account Deficit:

with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after crediting to such Capital Account any amounts which such Partner is obligated to restore to the Partnership upon liquidation of such Partner’s interest in the Partnership and debiting to such Capital Account the items described in § 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

Adjustment Transaction:	as defined in 3.10.

Affiliate:

with respect to a Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of 14.4, “Affiliate” includes only any other Person that directly or indirectly is Controlled by such Person and the common stock of which is not publicly-traded.

Agreement:	this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time.

Assuming Partner:	as defined in 12.4.

Bankruptcy:	a Person will be deemed bankrupt if:

(a) any proceeding is commenced against such Person as “debtor” for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, civil rehabilitations, arrangements, compositions, or extensions, or such Person becomes subject to procedures for provisional or final attachment in respect of all or a material portion of its assets, and (i) such proceeding is not dismissed or stayed within 120 days after such proceeding has commenced, or (ii) an order for relief against such Person is granted, or (b) such Person commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, civil rehabilitations, arrangements, compositions, or extensions.

Book Value:	with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed (or deemed contributed under § 1.708-1(b)(4) of the Regulations) by a Partner to the Partnership will be the asset’s Fair Market Value at the time of the contribution;

(b) the Book Value of all Partnership assets will be adjusted to equal their respective Fair Market Values:  (i) as of (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, or (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (ii) as of the liquidation of the Partnership within the meaning of Regulations § 1.704-1(b)(2)(ii)(g);

(c) the Book Value of any Partnership asset distributed to any Partner will be the Fair Market Value of the asset on the date of distribution; and

(d) the Book Values of Partnership assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code §§ 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations § 1.704-1(b)(2)(iv)(m), but Book Values will not be adjusted pursuant to this provision to the extent that the General Partner determines that an adjustment under clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this clause (d).

After the Book Value of any asset has been adjusted under clause (a), clause (b) or clause (d) above, Book Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Income and Net Loss.

Broadband Business:	a business that owns, leases or operates, or proposes to own, lease or operate, a wireline broadband distribution service to deliver primarily video services.

Business Day:

a day other than a Saturday or Sunday on which banks are open for business both in New York, New York and Tokyo, Japan, it being agreed that with respect to an action to be taken by a party within a certain number of Business Days after its receipt of a specified Notice, Business Days will mean Business Days in Japan in the case of SC Partner and will mean Business Days in the U.S. in the case of LMI Partner.

Capital Account:	the capital account of a Partner established and maintained in accordance with 3.3.

Capital Contribution:	any contribution of money or property by a Partner to the Partnership.

Certificate:	the Partnership’s Certificate of Limited Partnership as filed with the Secretary of State of Delaware, as amended from time to time.

Chairman:	as defined in 6.2(b).

Code:	the U.S. Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of any subsequent revenue laws).

Commercially Reasonable Efforts:

reasonable efforts made by any party that will not require such party to undertake extraordinary or unreasonable measures to obtain any consents, approvals or other authorizations or to achieve other desired results, including requiring such party to make any material expenditures (other than normal filing fees or the like) or to accept any material changes in the terms of a contract, license or other instrument for which a consent, approval or authorization is sought.

Contribution Agreement:	the Contribution Agreement dated as of November 26, 2004 among the initial Limited Partners and certain of their predecessors, the Partnership and LMI.

Control:

including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any Person:  (a) the beneficial ownership, directly or indirectly, of voting securities entitling the holder thereof to cast more than 50% of the total votes entitled to be cast generally for the election of directors (or Persons of a similar position) of such Person by all the holders of voting securities of such Person or (b) the possession, directly or indirectly, of the power to control or direct the management of such Person through a management agreement or other contractual arrangement that grants management and operational control irrespective of voting power or equity ownership.

Depreciation:

for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, but if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Book Value using any reasonable method selected by the General Partner.

Dissolution:	the happening of any of the events set forth in 11.1.

Distribution:

the amount of any money or the Fair Market Value of any property distributed by the Partnership to the Partners as an operating or liquidating distribution in accordance with this Agreement, reduced by the amount of any Partnership liabilities assumed by the distributee or to which the distributed property is subject.

Fair Market Value:

the cash price at which a willing seller would sell and a willing buyer would buy, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm’s-length transaction without time constraints, all as reasonably determined by the General Partner unless otherwise provided in this Agreement.

Fiscal Year:	the period commencing on January 1 of each year and ending on December 31 of such year.

Fully Diluted JCOM Shares:

the sum at any given time, without duplication, of (a) the aggregate number of JCOM Shares that are issued and outstanding, plus (b) the aggregate number of JCOM Shares issuable upon the exercise, conversion or exchange of all outstanding convertible securities, convertible debt, options, warrants, or other direct or indirect rights to purchase or acquire JCOM Shares (whether or not then vested or exercisable).

GAAP:	generally accepted accounting principles in the U.S., consistently applied.

General Partner:	Liberty Japan, Inc., in its capacity as general partner of the Partnership, or any successor General Partner.

Governmental Approvals:	any consent, approval or authorization of, notice to, declaration of, or filing with, any Governmental Authority.

Governmental Authority:

any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

GP Indemnified Persons:	as defined in 9.3(a).

GP Representative:	as defined in 6.4.

GP Standard of Care:	as defined in 9.1(a).

Holding Company:	in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Income:

for each Fiscal Year, each item of income and gain as determined, recognized and classified for U.S. federal income tax purposes, but:  (a) any income or gain that is exempt from U.S. federal income tax will be included as if it were an item of taxable income, (b) any income or gain attributable to the taxable disposition of any Partnership asset will be computed by the Partnership as if the adjusted basis of such asset as of the date of the disposition were equal in amount to the Partnership’s Book Value with respect to such asset as of such date, (c) in the event of a distribution of any Partnership asset, whether or not in connection with a liquidation of the Partnership, such event will for Capital Account purposes be a deemed taxable disposition of such Partnership asset immediately prior to such distribution and income or gain will be computed and allocated among the Partners as if such property were actually disposed of for an amount realized equal to the Fair Market Value of such asset and as if the adjusted basis of such asset was equal to its Book Value at such time, and (d) in the event the Book Value of any Partnership asset is adjusted upwards pursuant to the definition of Book Value the amount of such adjustment will be taken into account for Capital Account purposes as income or gain from the disposition of such Partnership asset and allocated among the Partners.

Indemnified Persons:	as defined in 9.3(b).

Japanese Broadband Business Operator:	any Person that directly owns or operates a Broadband Business serving residential customers in Japan.

JASDAQ:	Japanese Association of Securities Dealers Automated Quotation System

JCOM:

Jupiter Telecommunications Co., Ltd., a corporation organized under the laws of Japan, and any successor (by merger, consolidation, transfer or otherwise, in one or a series of transactions), to all or substantially all of its assets.

JCOM IPO:	the consummation of the first public offering of JCOM’s equity securities and the listing of such equity securities on JASDAQ.

JCOM IPO Date:	March 23, 2005, the first day of trading of the JCOM Shares on JASDAQ following the consummation of the JCOM IPO.

JCOM Merger Shares:

the JCOM Shares received by SC and LPJ in the Merger, any other JCOM Shares thereafter received by them in respect of such shares, including as a stock dividend, and in each case including any other common stock or other securities (including securities of another entity) into which such a share or common stock is exchanged, converted, reclassified, recapitalized or reconstituted in any transaction involving JCOM.

JCOM Preemptive Rights:

any (a) preemptive rights granted to the Partnership by JCOM or under the Japanese Commercial Code or the Articles of Incorporation or Bylaws of JCOM, to subscribe for new JCOM Shares in order to maintain its proportionate share of ownership upon the issuance of any new JCOM Shares (or upon the issuance of any other securities that are directly or indirectly convertible into or exchangeable or exercisable for JCOM Shares), or (b) other rights to subscribe for new JCOM Shares (or any other securities that are directly or indirectly convertible into or exchangeable or exercisable for JCOM Shares) granted by JCOM to its shareholders.

JCOM Share:	a share of common stock of JCOM, and any other common stock or other securities (including securities of another entity) into which such a share of common stock is exchanged, converted, reclassified, recapitalized or reconstituted in any transaction involving JCOM.

Liberty Jupiter:	as defined in the preamble.

Lien:

means, with respect to any securities, any lien, pledge, charge, security interest, or encumbrance of any nature whatsoever in or on such securities, including, without limitation, any purchase option, call or similar right with respect to such securities or any limitation on the voting rights of such securities.

Limited Owner:	as defined in 11.3(a).

Limited Partner:

LJI, Liberty Jupiter, SC, and any Person subsequently admitted to the Partnership as an additional or substitute Limited Partner in accordance with the terms of this Agreement, in its capacity as a limited partner of the Partnership; but only so long as such Person is shown on the Partnership’s books and records as a Limited Partner.

Liquidating Trustee:	as defined in 12.1.

Liquidation:	the process of winding up and terminating the Partnership after its Dissolution.

LJI:	Liberty Japan, Inc., in its capacity as a Limited Partner, or any Affiliate of Liberty Japan, Inc. that succeeds to its Partnership Interest as a Limited Partner.

LMI:	as defined in the preamble.

LMI Limited Partner:

collectively, LJI and Liberty Jupiter and any Affiliate of any of them subsequently admitted to the Partnership as an additional or substitute Limited Partner in accordance with the terms of this Agreement, which collectively will be considered as one Limited Partner for purposes of this Agreement.

LMI Partner:

collectively, the LMI Limited Partner and the General Partner, together with any Affiliate of the LMI Limited Partner subsequently admitted to the Partnership as a substitute General Partner in accordance with the terms of this Agreement.

LMI Requested Financial Information:	as defined in 10.5(b).

LMINT Holdings:

Liberty Media International Holdings, LLC, a Delaware limited liability company, and any successor (by merger, consolidation, transfer or otherwise, in one or a series of transactions), to all or substantially all of its assets.

LMINT Holdings Affiliate:

a Subsidiary of LMINT Holdings or a Holding Company of LMINT Holdings or any other Subsidiary of a Holding Company of LMINT Holdings and also includes any company or corporation of which at the time of initial determination of whether such entity is an LMINT Holdings Affiliate, securities or other ownership interests representing more than 25% of the equity or more than 25% of the Ordinary Voting Power or, in the case of a partnership, more than 25% of the general partnership interests are, as of such date, owned, controlled or held by John C. Malone and such ownership interests or general partnership interests, as the case may be, owned, controlled or held by John C. Malone, as of such date, represent the largest single percentage of equity or Ordinary Voting Power or general partnership interests, as applicable, owned, controlled or held by any Person (or any company or corporation that is a Subsidiary of such a company or corporation).

Loss:

for each Fiscal Year, each item of loss or deduction as determined, recognized and classified for U.S. federal income tax purposes, provided, that:  (a) any Code § 705(a)(2)(B) expenditure will be included as if it were a deductible expenditure, (b) any loss attributable to the taxable disposition of any Partnership asset will be computed by the Partnership as if the adjusted basis of such asset as of the date of the disposition were equal to the Partnership’s Book Value with respect to such asset as of such date, (c) in the event of a distribution of any Partnership asset, whether or not in connection with a liquidation of the Partnership, such event will be a deemed taxable disposition of such asset immediately prior to such distribution and any loss will be computed and allocated among the Partners as if such property were actually disposed of for an amount realized equal to the Fair Market Value of such asset and as if the adjusted basis of such asset were equal to its Book Value at such time, (d) in the event the Book Value of any Partnership asset is adjusted downward pursuant to the definition of Book Value, the amount of such adjustment will be taken into account as a loss from the disposition of such asset and allocated among the Partners, and (e) any deductions for Depreciation with respect to a Partnership asset will be determined as if the adjusted basis of such asset were equal to the Book Value of such asset pursuant to the methodology described in Regulations § 1.704-1(b)(2)(iv)(g)(3).

LPJ:	Liberty Global Japan II, LLC, the Affiliate of Liberty Programming Japan, Inc. that received JCOM Shares in the Merger.

Management Committee:	as defined in 6.2(a).

Manager:	an individual appointed to serve on the Management Committee in accordance with 6.2 (b).

Manager Standard of Care:	as defined in 9.1(b).

Merger:

the merger between JCOM and New Thematic Holdco, as defined in the Thematic Channels Integration Agreement among JCOM, Jupiter TV Co., Ltd., Liberty Programming Japan, Inc. and SC dated as of May 22, 2007.

Net Income and Net Loss:

for each Fiscal Year:  (a) the excess of the Income for such period over the Loss for such period, or (b) the excess of the Loss for such period over the Income for such period, respectively, but Net Income and Net Loss for a Fiscal Year will be computed by excluding from such computation any Income or Loss specially allocated under 4.2 through 4.6, any nonrecourse deductions, and any member nonrecourse deductions.

Net Proceeds:

the total amount of cash proceeds received by the Partnership in connection with any sale of JCOM Shares made pursuant to 13.4, less the amount of any transfer taxes, stamp duties, stamp duty reserve taxes and other similar changes or taxes, and any other costs or expenses, incurred by the Partnership in connection with such a sale, including without limitation, costs and expenses incurred by the Partnership pursuant to its obligations under 13.4(c).

Non-Purchasing Partner:	as defined in 14.4.

Notice:	written notice actually delivered or deemed delivered under 16.11.

Offer:	as defined in 13.4(b)(i).

Offered Units:	as defined in 13.4(b)(i).

Offeree:	as defined in 13.4(b)(i).

Offer Price:	as defined in 13.4(b)(i).

Ordinary Market Transaction:

any sale of JCOM Shares effected in an ordinary market transaction through the JASDAQ without the payment to any securities intermediaries such as underwriters or placement agents of any commissions or other fees relating to the solicitation of offers to buy the JCOM Shares, other than the payment of a usual and customary broker’s commission to the broker who executes the order to sell the JCOM Shares.

Ordinary Voting Power:	voting power with respect to the general election of directors (or Persons of a similar position), excluding voting power that arises solely upon the occurrence of a contingency.

Parent:	(a) in relation to any Limited Partner which is, or is an Affiliate of SC, SC, and (b) in relation to any Partner which is, or is an

Affiliate of LMI Partner, LMINT Holdings; provided, that LMI Partner or LMINT Holdings may hereafter, by written notice to the other Partner, designate as the Parent of LMI Partner for purposes of this Agreement, any LMINT Holdings Affiliate that (i) has a net worth of at least US$500,000,000 at the time of designation, (ii) beneficially owns, directly or indirectly, all of the Units beneficially owned, directly or indirectly, by LMINT Holdings immediately prior to such designation and (iii) agrees to the guarantee set forth in 16.22 for the benefit of the Limited Partners other than LMI Partner (provided that LMI will also continue to be bound by the guarantee set forth in 16.22).

Participation Right:	as defined in 14.4.

Partner:

a Limited Partner or General Partner as listed on the attached Exhibit A, and any other Person subsequently admitted to the Company as an additional or substitute Limited Partner or General Partner in accordance with the terms of this Agreement.  Where appropriate in the context, references to Partners mean SC Partner, on the one hand, and LMI Partner, on the other hand.

Partnership:	as defined in the preamble.

Partnership Agreement Year:	the one-year period commencing on the JCOM IPO Date and each one-year period thereafter.

Partnership Confidential Information:	as defined in 14.1.

Partnership Interest:

the interest in distributions and allocations of Net Income and Net Losses held by a Partner in its capacity as a Partner, denominated in Units, with the Units held by the General Partner representing general partnership interests and the Units held by the Limited Partners representing limited partnership interests.

Percentage Interest:	in relation to any Partner, the percentage equal to (a) the number of Units held by such Partner, divided by (b) the total number of Units held by all Partners, calculated at the time of measurement.

Permitted Transferee:	as defined in 13.2.

Person:	an individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, Governmental Authority or other entity.

Proceeding:	any claim, dispute, demand or threatened, pending or completed action, suit or proceeding, whether formal or informal, and whether civil, administrative, investigative or criminal.

Purchasing Partner:	as defined in 14.4.

Registration Rights Agreement:	that certain Registration Rights Agreement by and among the Partnership (then known as LMI/Sumisho Super Media, LLC), JCOM and Microsoft Holdings V, Inc. in connection with the JCOM IPO.

Regulations:	the U.S. Treasury Regulations (including temporary or proposed regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

Relevant JCOM Share Number:	4,240,913, which equals the total number of JCOM Shares held by the Partnership as of the date of this Agreement plus the number of JCOM Merger Shares received by LPJ.

Requesting Partner:	as defined in 10.5(b).

Sale Period:	as defined in 13.4(c)(i)(B).

SC:	as defined in the preamble.

SC Additional Information:	as defined in 10.5(b).

SC Partner:

SC and any Affiliate of SC subsequently admitted to the Partnership as an additional or substitute Limited Partner in accordance with the terms of this Agreement, which collectively will be considered as one Limited Partner for purposes of this Agreement.

SC Permitted Number:

if a positive number (taking into account any adjustments, including pursuant to an Adjustment Transaction, that have been made in accordance with this definition as of the time of determination), the number of JCOM Shares obtained by subtracting from the Relevant JCOM Share Number, the number that equals 55% of the number of Fully Diluted JCOM Shares as of the time of determination; provided that upon the occurrence of each Adjustment Transaction, appropriate and equitable adjustments will be made in order to reflect the principle that the SC Permitted Number will be the SC Permitted Number then in effect, as such number would be adjusted in connection with such Adjustment Transaction.

Selling Partner:	as defined in 13.4(b)(i).

Subsidiary:

with respect to any company, any other company (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the Ordinary Voting Power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such company, or (b) which is a Subsidiary of another Subsidiary of such company.

Super Media LMI Account:	as defined in 3.11.

Super Media SC Account:	as defined in 3.11.

Tax Matters Partner:	as defined in 10.9.

Third Party Buyer:	as defined in 13.4(b)(i).

Third Party Offer:	as defined in 13.4(b)(i).

TOB Rules:	the takeover bid procedures provided in Chapter 2-2 of the Securities and Exchange Law of Japan (Law No. 25 of 1948, as amended).

Transfer:	a sale, exchange, assignment, transfer or other disposition of a Unit (whether voluntary, involuntary or by operation of law).

Transferee:	a Person to whom one or more Units are Transferred in compliance with this Agreement.

Transferor:	a Person who Transfers one or more Units in accordance with this Agreement.

Unacquired Units:	as defined in 13.4(c)(i).

Unit:	a unit of measurement for a Partner’s Partnership Interest.

Unit Fair Market Value:

for each Unit, the average of the closing prices of a JCOM Share, as reported by the JASDAQ, for the five consecutive trading days ending on the trading day immediately preceding the date as of which Unit Fair Market Value is to be determined.

Withdrawal:	the occurrence of an event which terminates a Partner’s status as a Partner in the Partnership, as provided in 11.2.

Withdrawal Date:	as defined in 11.3(a).

ARTICLE II

PURPOSES AND POWERS

2.1                                 Purpose.  Subject to the provisions of this Agreement, the purpose of the Partnership is, directly or through Affiliates (a) to own, acquire, hold, sell or otherwise dispose of JCOM Shares and to take all actions incidental to or related to such activities, including actions relating to the exercise of the Partnership’s rights as a holder of JCOM Shares (e.g., voting the JCOM Shares) and any actions to be taken and decisions to be made pursuant to any agreements related to the JCOM Shares; (b) to enter into, amend or terminate any agreements related to the JCOM Shares; and (c) to do any and all other acts or things that may be incidental, advisable or necessary to carry on the business of the Partnership as contemplated by this Agreement.  Unless otherwise agreed to by the written consent of all Partners, unless otherwise provided for in this Agreement or unless necessary to satisfy any liabilities of the Partnership, the Partnership will not sell or otherwise Transfer any of its JCOM Shares.

2.2                                 Other Purposes.  The Partnership may engage in any other business or other activities agreed to with the written consent of all Partners, but subject to any restrictions on activities of limited partnerships under the Act.

2.3                                 Powers.  The Partnership has all of the powers granted to a limited partnership under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business that are not expressly prohibited to the Partnership by applicable law.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1                                 Contributions.  Each Partner or its predecessor in interest previously contributed a number of JCOM Shares to the Partnership equal to the number of Units set forth opposite such Partner’s name on Exhibit B.  As of the date of this Agreement, the Capital Account of each Partner is the amount set forth opposite such Partner’s name on Exhibit B, which equals the Unit Fair Market Value as of the date of this Agreement of all the Units held by such Partner.

3.2                                 Additional Capital Contributions.

(a)                                  (i)                                     The General Partner will have the right from time to time to make calls for optional additional Capital Contributions in order to enable the Partnership to purchase additional JCOM Shares pursuant to the exercise of its JCOM Preemptive Rights, if any (each, an “Additional Contribution”) by giving Notice to each Limited Partner of any such optional capital call (an “Additional Contribution Notice”). Each Additional Contribution Notice will specify each Limited Partner’s Percentage Interest (and which will include in the case of LJI, the General Partner’s Percentage Interest) of such Additional Contribution and the date by which such Additional Contribution must be received by the Partnership if the Limited Partner desires to participate, which date will be a reasonable period of time prior to the date when the Partnership must exercise its JCOM Preemptive Rights.  If the General Partner makes a call for Additional Contributions, each Limited Partner will have the option to contribute all or any portion of its Percentage Interest of such Additional Contributions, which contributions will be in cash.  Additional Units will be issued to the Limited Partners in respect of such Additional Contributions (including Additional Contributions made pursuant to 3.2(a)(ii)) on the basis of one Unit for each JCOM Share acquired with such Limited Partner’s Additional Contributions; provided, that if application of the foregoing would require the issuance of fractional Units, the Additional Contributions to be made by each Limited Partner will be equitably adjusted as determined by the General Partner so that no fractional Units will be issued.  No Limited Partner will be required to make an Additional Contribution.

(ii)                                  If either LMI Limited Partner or SC Partner does not elect to fund any portion of its Percentage Interest of a call for Additional Contributions made pursuant to 3.2(a)(i), which election will be deemed to have been made by LMI Limited Partner or SC Partner with respect to any portion of its Percentage Interest of such Additional Contributions that it does not contribute by the date specified in the Additional Contribution Notice, then at any time prior to the exercise by the Partnership of its JCOM Preemptive Rights to which the Additional Contribution relates, a Limited Partner that has elected to fund its entire Percentage Interest of a call for Additional Contributions may elect to increase its Additional Contribution by all or any portion of the amount of the non-contributing Limited Partner’s share that is not funded by such Limited Partner without further Notice to the non-contributing Limited Partner.

(b)                                 (i)                                     [Intentionally Omitted]

(ii)                                  [Intentionally Omitted]

(iii)                               Any additional JCOM Shares acquired by LMI Partner, SC Partner or either of their respective Affiliates after the date of this Agreement, including any JCOM Shares acquired pursuant to a debt for equity swap or similar transaction or pursuant to 14.4, will also be contributed by LMI Partner or SC Partner to the Partnership within 10 days after the acquisition of such JCOM Shares in exchange for one Unit per JCOM Share contributed to the Partnership.  Notwithstanding the foregoing, LMI Partner may require that SC Partner hold outside of the Partnership, that portion of any additional JCOM Shares acquired by SC Partner or its Affiliates which, if such portion were contributed by SC Partner to the Partnership, would cause LMI Partner’s Percentage Interest to be less than 55%.  To the extent that any JCOM Shares are held by SC Partner or its Affiliates outside of the Partnership pursuant to this clause (iii), if SC Partner or its Affiliates desires to sell any of such JCOM Shares to any Person other than one of its Affiliates, then it will first offer LMI Partner a right of first refusal to acquire such JCOM Shares on the terms and conditions set forth in 13.4(b) (read as if all references to Units were instead references to the JCOM Shares that SC Partner or its Affiliates desire to sell).

(iv)                              Any Partner contributing JCOM Shares to the Partnership pursuant to this 3.2(b) will be deemed to have (1) agreed to all of the covenants in Sections 2(c), 3 and 4 of the Contribution Agreement, and (2) made all of the representations and warranties set forth in Section 6(a) of the Contribution Agreement as of the date of such contribution, as if such provisions applied to the Capital Contributions made pursuant to this 3.2(b).

(v)                                 Notwithstanding the requirements of this 3.2(b), the Partners agree that neither SC nor LPJ is required to contribute the JCOM Merger Shares to the Partnership.

(c)                                  Except as provided in this 3.2 and in 3.10, the Partnership will not be authorized to issue any additional Units, except upon the written consent of all of its Partners.

(d)                                 If the Partnership desires to purchase any additional JCOM Shares not already provided for above in this 3.2, the Partnership will purchase such JCOM Shares and issue additional Units in respect thereof in accordance with the procedures set forth in 3.2(a).

3.3                                 Capital Accounts.  A Capital Account will be maintained for each Partner and credited, charged and otherwise adjusted as required by § 704(b) of the Code and the § 704(b) Regulations.  Each Partner or its predecessor in interest has previously made the Capital Contributions giving rise to such Partner’s current Capital Account.  Following the date of this Agreement, each Partner’s Capital Account will be:

(a)                                  credited with:  (i) the amount of money contributed by a Partner to the capital of the Partnership as an Additional Contribution, (ii) the Fair Market Value of property contributed by the Partner as an Additional Contribution (net of liabilities that the Partnership assumes or takes property subject to), (iii) the Partner’s allocable share of Income and Net Income and (iv) all other items properly credited to the Capital Account;

(b)                                 charged with:  (i) the amount of money distributed to the Partner by the Partnership, (ii) the Fair Market Value of property distributed to the Partner by the Partnership (net of liabilities that the Partner assumes or takes subject to), (iii) the Partner’s allocable share of Losses and Net Losses and (iv) all other items properly charged to Capital Account; and

(c)                                  otherwise adjusted as required by the § 704(b) Regulations.

Any unrealized appreciation or Depreciation with respect to any asset distributed in-kind will be allocated among the Partners in accordance with the provisions of Article 4 as though such asset had been sold for its Fair Market Value on the date of Distribution, and the Partners’ Capital Accounts will be adjusted to reflect both the deemed realization of such appreciation or Depreciation and the Distribution of such property.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with the § 704(b) Regulations and will be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto.  The General Partner also will make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with the Regulations, so long as such changes would not cause a material change in the relative economic benefits of the Partners under this Agreement.

3.4                                 Loans by Limited Partners.

(a)                                  With the consent of the General Partner, any Limited Partner or an Affiliate of a Limited Partner may loan money to, act as surety for, or transact other business with the Partnership provided that any and all transactions between a  Partner or any of its Affiliates and the Partnership will be conducted on an arm’s length basis and, subject to other applicable law, will have the same rights and obligations with respect thereto as a person who is not a  Partner, but no such transaction will be deemed to constitute a Capital Contribution to the Partnership and will not increase the Capital Account of any person engaging in any such transaction.

(b)                                 The Partners will minimize the operating expenses of the Partnership.  Without limiting the generality of the foregoing, the Partnership will not pay any salary or other remuneration to any Manager, GP Representative or Partner and the Partnership will not have any officers or employees.  Any fees (including, without limitation fees and expenses of attorneys, financial accountants and brokers) arising out of, or incurred in connection with, a sale or purchase of, JCOM Shares by the Partnership, will be borne by each  Partner in proportion to the number of JCOM Shares sold or purchased on behalf of such  Partner.  If the General Partner determines that funds are needed for operating expenses, the  Partners will loan the necessary funds to the Partnership in proportion to their respective Percentage Interests or will pay such operating expenses directly in proportion to their respective Percentage Interests; provided, that if a Partner defaults in its obligation to loan or pay its Percentage Interest of any operating expenses, the other Partner may loan the defaulting  Partner’s share of such expenses to the Partnership, in which case the defaulting  Partner will be deemed to have guaranteed the repayment by the Partnership of such amount, or pay the defaulting Partner’s share directly, in which case the defaulting  Partner will be obligated to reimburse the other Partner for such amount.

3.5                                 Transfer.  If any Units are Transferred in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units will carry over to the Transferee.

3.6                                 Adjustments.  The Partners intend to comply with the § 704(b) Regulations in all respects, and the General Partner is authorized and directed to adjust the Capital Accounts of the  Partners to the full extent that the § 704(b) Regulations may apply (including, without limitation, applying the concepts of qualified income offsets and minimum gain chargebacks).  To this end, the General Partner may make any Capital Account adjustment that it determines to be necessary or appropriate to maintain equality between the aggregate Capital Accounts of the  Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet (as computed for book purposes); as long as such adjustments are consistent with the underlying economic arrangement of the  Partners and are based, wherever practicable, on U.S. federal tax accounting principles.

3.7                                 Market Value Adjustments.  The General Partner is authorized and directed to make appropriate Capital Account adjustments upon any Transfer of a Unit, including those that apply upon the constructive Liquidation of the Partnership under § 708(b) of the Code, all in accordance with the § 704(b) Regulations.  Similarly, if optional basis adjustments are made under § 734 or § 743 of the Code, the General Partner is authorized to make appropriate Capital Account adjustments as required by the § 704(b) Regulations.

3.8                                 No Withdrawal of Capital.  Except as specifically provided in this Agreement, no  Partner will be entitled to withdraw all or any part of such Person’s Capital Account or Capital Contribution from the Partnership prior to the Partnership’s Dissolution and Liquidation, or, when such withdrawal of capital is permitted, to demand a distribution of property other than money or as otherwise provided in this Agreement.

3.9                                 No Interest on Capital.  No  Partner will be entitled to receive interest on such Person’s Capital Account or Capital Contribution.

3.10                           Adjustment to Number of Units Outstanding.  It is the intent of the Partners that the number of Units outstanding at any given time be equal to the number of JCOM Shares held by the Partnership at such time.  Therefore, if (a) JCOM effects any common stock dividend, stock split, or reverse stock split of JCOM Shares, or (b) the JCOM Shares are recapitalized, reclassified or exchanged for other securities (including securities of another entity) on any basis other than one for one (collectively, an “Adjustment Transaction”), then the General Partner will cause the number of outstanding Units to be appropriately and equitably adjusted on a pro rata basis among the  Partners so that the number of Units outstanding immediately following the Adjustment Transaction will be equal to the number of JCOM Shares held by the Partnership immediately following the Adjustment Transaction.  Each time an Adjustment Transaction occurs, the Partnership will attach a revised Exhibit B to this Agreement reflecting the number of Units held by each  Partner immediately following the Adjustment Transaction and will send a copy thereof to all  Partners.

3.11                           JCOM Share Accounts.  The Partnership shall hold the JCOM Shares owned by the Partnership in two separate security accounts established and maintained by the Partnership which meet the requirements of 10.8, with (i) the number of JCOM Shares equal to the number of Units held by SC Partner as set forth in Exhibit B to be held in one security account (the “Super Media SC Account”) and (ii) the number of JCOM Shares equal to the number of Units held by LMI Partner as set forth in Exhibit B to be held in a separate security account (the “Super Media LMI Account”).  The number of JCOM Shares held in the Super Media SC Account and the Super Media LMI Account shall be adjusted from time to time as necessary so that at any given time the number of JCOM Shares held in the Super Media SC Account and the Super Media LMI Account will accurately reflect the number of Units actually held by SC Partner and LMI Partner, respectively, subject to any timing differences arising out of the performance of this Agreement (e.g., timing differences related to the JCOM Shares attributable to a Partner’s Units having been sold pursuant to 13.4 while the related redemption of such Partner’s Units has not been completed).  The General Partner, acting through the GP Representative, will have signatory authority over the Super Media SC Account and the Super Media LMI Account.

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSSES

4.1                                 Allocation of Net Income and Net Loss .  Except as provided in 4.2 through 4.6, the Partnership’s Net Income or Net Loss, as the case may be, and each item of income, loss and deduction entering into the computation thereof, for each Fiscal Year will be allocated to the  Partners in proportion to their Percentage Interests.

4.2                                 Qualified Income Offset.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement includes a “qualified income offset” as defined in the Regulations under §704 of the Code.

4.3                                 Limit on Loss Allocations.  Notwithstanding the provisions of 4.1, or any other provision of this Agreement to the contrary, Net Loss (or items thereof) will not be allocated to a  Partner if such allocation would cause or increase such  Partner’s Adjusted Capital Account Deficit and will be reallocated to the other  Partners, subject to the limitations of this 4.3.

4.4                                 Compliance with Code.  The foregoing provisions of this Agreement relating to the allocation of Net Income and Net Loss are intended to comply with Regulations under § 704(b) of the Code and will be interpreted and applied in a manner consistent with such Regulations.

4.5                                 Tax Allocations — § 704(c).  In accordance with § 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the  Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for U.S. federal income tax purposes and the initial Book Value of the property.  If the Book Value of any Partnership asset is adjusted as described in the definition of Book Value, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for U.S. federal income tax purposes and its Book Value in the same manner as under § 704(c) and the related Regulations.  Any elections or other decisions relating to allocations under this 4.5 will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement.  Allocations under this 4.5 are solely for purposes of U.S. federal, state and local taxes and will not affect, or in any way be taken into account in computing, any  Partner’s Capital Account or share of Income, Loss, Net Income, Net Loss or other items or distributions under any provision of this Agreement.

4.6                                 Allocation on Transfer .  If any interest in the Partnership is transferred, or is increased or decreased by reason of the admission of a new  Partner or otherwise, during any Fiscal Year, the Partnership will allocate Net Income or Net Loss or items thereof to the Persons who were the holders of such interest during such Fiscal Year in proportion to the number of days that each such holder was recognized as the owner of such interest during such Fiscal Year or, if the Partners agree otherwise, in any other proportion permitted by the Code and in accordance with this Agreement, but in any event without regard to the results of Partnership operations during the period in which each such holder was recognized as the owner of such interest during such Fiscal Year, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such interest.

ARTICLE V

DISTRIBUTIONS

5.1                                 Distributions Generally.  No Distributions will be made by the Partnership to its Partners unless approved by the General Partner, except for (a) Distributions incident to the Partnership’s redemption of Unacquired Units as provided for in 13.4 or incident to the redemption of SC Partner’s Units pursuant to 11.3(b) (which do not require any further approvals), and (b) Distributions incident to the Partnership’s Liquidation and Dissolution (which will be governed by Article 12).  Except for Distributions provided in (a) or (b) above which will be governed by the specified Sections, any Distributions so approved will be applied, in the following order and priority:

(i)                                     First, to the retirement of any debt the Partnership owes to the Partners or their Affiliates (according to the relative priority of repayment of such loans and pro rata among loans of equal priority if the amount available for repayment is insufficient for payment in full); and

(ii)                                  Thereafter, to the Partners pro rata in proportion to their Percentage Interests.

5.2                                 Payment.  All Distributions will be made to Partners owning Units on the date of record, such date being the Business Day immediately preceding the date of Distribution, as reflected on the books of the Partnership.  Distributions in-kind may be made with the unanimous written consent of the Partners.  If in-kind Distributions are made, the assets distributed will be deemed to have been sold immediately preceding the date of Distribution for a purchase price equal to their Fair Market Value, and the Net Income or Net Loss arising from such deemed sale will be allocated to the Partners in accordance with Article 4 and credited to their Capital Accounts in accordance with Article 3.

5.3                                 Withholding.  If required by the Code or by state, local or foreign law, the Partnership will withhold any required amount from Distributions to a Partner for payment to the appropriate taxing authority.  Any amount so withheld from a Partner will be treated as a Distribution by the Partnership to such Partner.  Each Partner agrees to file timely any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Partnership.

5.4                                 Distribution Limitation.  Notwithstanding any other provision of this Agreement, the Partnership will not make any Distribution to the Partners if, after the Distribution, the liabilities of the Partnership (other than liabilities to Partners on account of their Units) would exceed the Fair Market Value of the Partnership’s assets, as initially determined by the General Partner.

(a)                                  Unless both Managers recommended such determination, if the General Partner determines that a Distribution otherwise required to be made pursuant to this Agreement can not be made because of the operation of this 5.4, SC Partner may elect to require an independent determination of whether the liabilities of the Partnership (other than liabilities to Partners on account of their Units) would exceed the Fair Market Value of the Partnership’s assets after the Distribution in question, such election to be made by sending Notice to the General Partner within five Business Days following the General Partner’s determination.  If such election is made by SC Partner, each of LMI Partner and SC Partner will retain within ten Business Days following SC Partner’s election, an internationally recognized investment bank to determine whether the liabilities of the Partnership (other than liabilities to Partners on account of their Units) would exceed the Fair Market Value of the Partnership if the Distribution in question were made, it being agreed that the Fair Market Value of any assets that are JCOM Shares will be the Unit Fair Market Value for this purpose.

(b)                                 Each investment banker will be instructed to determine the net valuation of the Partnership (Fair Market Value of the Partnership’s assets minus its liabilities, other than liabilities to Partners on account of their Units) and to deliver a copy of its net valuation to each of LMI Partner and SC Partner.  The average of the two net valuations will be deemed to be the net valuation, unless the amount by which the higher net valuation exceeds the lower net valuation is greater than 10% of the lower net valuation, in which event the investment bankers will jointly select a third investment bank within ten Business Days following delivery of the last of their net valuations, to determine the net valuation of the Partnership and the net valuation will be deemed to be equal to the average of the third net valuation and the other net valuation closest to it.  If either LMI Partner or SC Partner fails to retain an internationally recognized investment banker within the required time period, the net valuation of the investment banker retained by the other Partner will control for purposes of determining whether a Distribution can be made in accordance with this 5.4.  The valuation process will in no event last more than 45 days.  Each of SC Partner and LMI Partner will be responsible for its own fees and expenses related to the valuation process, and any fees and expenses related to a third valuation will be borne one half by SC Partner and one half by LMI Partner.  The Partnership and the Partners will provide all information reasonably requested in connection with the determination of the net valuation of the Partnership.  With respect to any property subject to a liability for which the recourse of creditors is limited to the specific property, such property will be included in assets only to the extent the property’s Fair Market Value, as determined in accordance with the foregoing, exceeds its associated liability, and such liability will be excluded from the Partnership’s liabilities.

ARTICLE VI

MANAGEMENT

6.1                                 Admission and Authority of the General Partner.

(a)                                  Upon execution of this Agreement, Liberty Japan, Inc. is hereby admitted to the Partnership as its sole general partner.  If Liberty Japan, Inc. ceases to be the General Partner for any reason, then a substitute therefor may be designated by the LMI Limited Partner, provided that any such substitute must be an Affiliate of the LMI Limited Partner.  Liberty Japan, Inc. may not be removed as General Partner without the written consent of the LMI Limited Partner.

(b)                                 The General Partner shall have all the rights and powers of a general partner as provided in the Act, under any other applicable laws and by this Agreement, except to the extent that such powers may be expressly limited by the Act, such other laws or this Agreement. Except as so limited, the General Partner shall have the exclusive right and power to manage the affairs of the Partnership and is authorized to do on behalf of the Partnership all things which, in its sole judgment, are necessary or appropriate to carry out the Partnership’s purpose.

6.2                                 Management Committee Composition; Appointment and Removal of Managers.

(a)                                  Prior to making any decision with respect to the Partnership or causing the Partnership to take any action, other than actions that the Partnership is expressly authorized or directed to take pursuant to this Agreement (e.g., performance of the Partnership’s obligations under 13.4 and the Partnership making liquidating distributions to the SC Partner pursuant to 11.3(b)), the General Partner shall consult in good faith with and obtain the recommendation of a management committee (the “Management Committee”) constituted in accordance with this Section 6.2.  In accordance with Section 17-303 of the Act, neither the Limited Partners nor the Managers appointed by them will, by virtue of such advisory role, be deemed for any purpose to be participating in the control of the business of the Partnership.

(b)                                 The Management Committee will consist of two Managers, with LMI Limited Partner having the sole right to appoint and remove one Manager, and SC Partner having the sole right to appoint and remove one Manager.  Neither LMI Limited Partner nor SC Partner may appoint as a Manager, any Person who serves on the board of directors or comparable governing body of a Japanese Broadband Business Operator that competes with JCOM.  The Manager appointed by LMI Limited Partner will serve as the Chairman of the Management Committee (the “Chairman”). The name of the initial Manager appointed by LMI Limited Partner (and Chairman) will be Bernie Dvorak and the name of the initial Manager appointed by SC Partner will be Naoki Saito.  Each Manager or the Limited Partner that appointed such Manager is entitled to appoint an alternate to serve in his or her absence at any meeting of the Management Committee.  Each Manager will serve on the Management Committee until his or her resignation or removal by the Limited Partner that appointed such Manager.  Either Limited Partner may, at any time, remove a Manager appointed by such Limited Partner and appoint a substitute Manager by delivering Notice of such removal and appointment to the other Limited Partner.  Any vacancy on the Management Committee resulting from the death, disability or resignation of a Manager will be filled by the Limited Partner that appointed such Manager.  The Management Committee will permit any individuals designated by any Partner to be observers at any meetings of the Management Committee.  The Management Committee may also permit individuals to meet apart from the Management Committee to discuss issues affecting the Partnership and to make recommendations to the Management Committee with respect to such issues; provided, that any such group formed by the Management Committee will not have any decision-making power.  Any such group will be comprised of at least one individual designated by LMI Limited Partner and one individual designated by SC Partner.  For the avoidance of doubt, the Management Committee will not have the power to appoint sub-committees having the power to exercise any authority on the Management Committee’s behalf.

6.3                                 Management Committee Recommendations.  All recommendations made by the Management Committee to the General Partner pursuant to this Section 6.3 will be made by the Management Committee using the procedures specified in this Section.  The Manager appointed by LMI Limited Partner pursuant to 6.2 will have one vote with respect to any Management Committee recommendation, and the Manager appointed by SC Partner pursuant to 6.2 will have one vote with respect to any Management Committee recommendation.  It is the intent of LMI Limited Partner and SC Partner that they will enjoy the same management style as they have historically exercised with respect to their JCOM Shares, namely, that they will use commercially reasonable best efforts to cause the Manager appointed by each of them pursuant to 6.2 to reach agreement on all recommendations to be made by the Management Committee to the General Partner.  If the Manager appointed by LMI Limited Partner and the Manager appointed by SC Partner cannot reach agreement on any recommendation to be made by the Management Committee, the Chairman will be entitled to a second or casting vote in order to break the deadlock, which vote will control and be the recommendation of the Management Committee.

6.4                                 Action by General Partner.  The General Partner hereby appoints Elizabeth Markowski as its representative (the “GP Representative”).  The General Partner may change the GP Representative upon Notice to the SC Partner.  The Partnership will not have any officers, except that the General Partner, acting through the GP Representative and/or any officer of the General Partner, is authorized to act on behalf of the Partnership and the General Partner on specified matters that have been approved by the General Partner (e.g., the voting of JCOM Shares held by the Partnership).

6.5                                 JCOM Governance.  The General Partner will cause the Partnership in its capacity as a shareholder of JCOM to vote the Partnership’s JCOM Shares in favor of, and to take all other actions within its power to cause: (a) the election to the JCOM Board of Directors of three non-executive directors designated by LMI Limited Partner and three non-executive directors designated by SC Partner (in each case who need not be Japanese nationals or resident in Japan), (b) the removal of a non-executive JCOM director designated by LMI Limited Partner or SC Partner at the request of the designating Limited Partner and the election of a substitute JCOM director designated by such Limited Partner and (c) the filling of any vacancy on the JCOM Board of Directors resulting from the death, disability or resignation of a non-executive JCOM director designated by LMI Limited Partner or SC Partner with a non-executive director designated by the Limited Partner that originally designated such non-executive director.  All members of the JCOM Board of Directors will be nominated and elected in accordance with the Japanese Commercial Code.

ARTICLE VII

PROCEDURAL REQUIREMENTS — MEETINGS OF LIMITED PARTNERS AND THE MANAGEMENT COMMITTEE

7.1                                 Management Committee Meetings.  The Management Committee will meet from time to time at the request of any Manager, such meetings to be conducted in the English language.  All meetings of the Management Committee will be presided over by the Chairman or, in his or her absence, an alternate Manager appointed prior to the meeting by the Chairman.  Any individual appointed to serve as an alternate in the absence of a Manager will have all of the same rights and powers of the appointing Manager at such meeting, including in the case of an individual appointed by LMI Limited Partner, the right to a second or casting vote under 6.3.

7.2                                 Limited Partner Voting Rights; Limited Partner Meetings.  The vote of the Limited Partners will not be required with respect to any action to be taken by the Partnership except as specifically set forth in this Agreement.  Meetings of the Limited Partners will be held at such times, if any, as the General Partner reasonably determines and sets forth in the Notice of meeting.

7.3                                 Place.  The General Partner may designate any place as the place of meeting for any meeting of the Limited Partners or the Management Committee.  If no designation is made, the place of meeting will be the Partnership’s principal place of business.

7.4                                 Notice.  Notice of any Management Committee or Limited Partner meeting must be given not fewer than five days and not more than 30 days before the date of the meeting.  Such Notice must state the place, day and hour of the meeting and the purpose for which the meeting is called.  Each Notice will be accompanied by a written agenda (in Japanese and English) specifying the business of such meeting and will include dial-in instructions for any Manager or Limited Partner desiring to participate in such meeting by telephone rather than in person (provided that such five day period may be shortened with the consent of all Managers or Limited Partners, as applicable).

7.5                                 Waiver of Notice.  Any Limited Partner or Manager may waive, in writing, any Notice required to be given to such Limited Partner or Manager, whether before or after the time stated in such Notice.  Any Limited Partner or Manager who signs minutes of action (or written consent or agreement) will be deemed to have waived any required Notice with respect to such action.

7.6                                 Record Date.  For the purpose of determining Limited Partners entitled to Notice of or to vote at any meeting of Limited Partners, the date on which Notice of the meeting is first given will be the record date for the determination of Limited Partners.  Any such determination of Limited Partners entitled to vote at any meeting of Limited Partners will apply to any adjournment of a meeting.

7.7                                 Quorum; Manner of Acting.

(a)                                  A quorum at any meeting of Limited Partners will consist of all Limited Partners (which Limited Partners may be in attendance in person, by proxy, by telephone or by video conference).  Except as otherwise provided in this Agreement, if a quorum is present at any meeting of the Limited Partners, the affirmative vote of Limited Partners holding a majority of the Percentage Interests present at such meeting will be the act of the Limited Partners.

(b)                                 A quorum at any meeting of the Management Committee will consist of both Managers (which Managers may be in attendance in person, by proxy, by telephone or video conference).  In the event that the appropriate number and/or composition of Managers necessary for a quorum of the Management Committee is not satisfied on a first call of a meeting as prescribed in this 7.7(b), including as a result of one Limited Partner not having a validly appointed Manager at such time, the meeting will be reconvened on the day that is two Business Days thereafter (which may be shortened by the written consent of all Managers on the Management Committee).  In the event that, on a second call of such meeting, the appropriate number and/or composition of Managers necessary for a quorum is not satisfied, including as a result of one Limited Partner not having a validly appointed Manager at such time, the meeting will be reconvened on the date that is two Business Days thereafter (which may be shortened by the written consent of all Managers on the Management Committee); provided that, at the third call of such meeting, the absence of any Manager not in attendance on both previous calls of the meeting, including as a result of one Limited

Partner not having a validly appointed Manager at such time, will not prevent the transaction of business at any such meeting, and the vote of the Manager in attendance at such meeting will be the recommendation of the Management Committee with respect to all matters voted upon at the meeting for purposes of 6.3.  Notice of any such reconvened meeting will be given to all Managers not in attendance at the prior inquorate meeting or to any Limited Partner that does not have a validly appointed Manager at such time.

7.8                                 Proxies.  At any meeting of Limited Partners or the Management Committee, a Limited Partner or a Manager may vote in person or by written proxy given to another Limited Partner or Manager.  Such proxy must be signed by the Limited Partner or Manager, or by a duly authorized attorney-in-fact, and must be filed with the Partnership before or at the time of the meeting.  No proxy will be valid after eleven months from the date of its signing unless otherwise provided in the proxy.  Attendance at the meeting by the Limited Partner or Manager giving the proxy will revoke the proxy during the period of attendance.

7.9                                 Meetings by Telephone or Video.  The Limited Partners and the Managers may participate in a meeting by means of conference telephone or video or similar communications equipment by which all Limited Partners or Managers participating in the meeting can hear each other at the same time.  Such participation will constitute presence in person at the meeting and waiver of any required Notice.  The Partnership will take all reasonable steps to ensure that Limited Partners and Managers are able to participate by telephone or video conference in meetings of Limited Partners and meetings of the Management Committee, respectively.

7.10                           Action Without a Meeting.  Any action required or permitted to be taken at a meeting of Limited Partners or Managers may be taken without a meeting if, and will be effective when, the action is evidenced by one or more written consents describing the action taken, signed by all Limited Partners, or in the case of Managers, signed by at least one Manager appointed by LMI Limited Partner and at least one Manager appointed by SC Partner.

7.11                           Minutes of Meetings.  Minutes of each Management Committee or Limited Partner meeting will be prepared in both Japanese and English and will be promptly distributed by the Partnership to each Limited Partner.

ARTICLE VIII

LIABILITY OF PARTNERS AND MANAGERS

8.1                                 Limited Liability.  Except as otherwise provided in the Act, the debts, obligations and liabilities of the Partnership (whether arising in contract, tort or otherwise) will be solely the debts, obligations and liabilities of the Partnership, and neither the General Partner, any Manager, nor any Limited Partner (including any Person who formerly held such status) is liable or will be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of such status.  No individual trustee, officer, director, manager, employee, or agent of any Partner, in its individual capacity as such, will have any personal liability for the performance of any obligation of such Partner under this Agreement.

8.2                                 Capital Contribution.  Each Partner is liable to the Partnership for any Capital Contribution or Distribution that has been wrongfully or erroneously returned or made to such Partner in violation of the Act, the Certificate or this Agreement.

8.3                                 Capital Return.  Any Partner who has received the return of all or any part of such Partner’s Capital Contribution will have no liability to return such Distribution to the Partnership after the expiration of three years from the date of such Distribution unless Notice of an obligation to return is given to such Person within such three-year period; provided that if such return of capital has occurred without violation of the Act, the Certificate or this Agreement, the three-year obligation to return capital will apply only to the extent necessary to discharge the Partnership’s liability to its creditors who reasonably relied on such obligation in extending credit prior to such return of capital.

8.4                                 Reliance.  Any Partner and the Managers will be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements by:  (a) any of the Partnership’s other Partners, employees or committees, or (b) any other Person who has been selected with reasonable care as to matters such Partner reasonably believes are within such other person’s professional or expert competence.  Matters as to which such reliance may be made include the value and amount of assets, liabilities, Income and Losses of the Partnership, as well as other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be made

8.5                                 Management of Affairs.  No Limited Partner shall take part in the control (within the meaning of the Act) of the Partnership’s affairs or transact any affairs in the Partnership’s name, unless such Limited Partner is also the General Partner or other Person designated or engaged by the General Partner to transact any such affairs by or on behalf of the General Partner or the Partnership. The transaction of any such affairs by a Limited Partner designated or engaged by the General Partner to do so by or on behalf of the General Partner or the Partnership shall not be deemed to constitute participation in control of the Partnership and shall not affect, impair or eliminate the limitations on the liability of a Limited Partner under this Agreement.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION OF
GENERAL PARTNER, GP REPRESENTATIVE AND MANAGERS

9.1                                 Standard of Care.

(a)                                  To the maximum extent permitted by the Act, all fiduciary duties of the General Partner to the Partnership and its Limited Partners are eliminated, with the only fiduciary duty owed by the General Partner to the Partnership and its Limited Partners being not to breach the implied contractual covenant of good faith and fair dealing and not to breach the express terms of this Agreement (the “GP Standard of Care”).  The General Partner does not have any other express or implied fiduciary duties to the Partnership or its Limited Partners.  Notwithstanding the foregoing, the General Partner owes no fiduciary duty of any nature to any Limited Owner or to any Transferee that is not admitted as a Limited Partner.  Any action or omission by the GP Representative or any officer or director of the General Partner in connection with the Partnership will be deemed to have been taken by the General Partner for all purposes of this Agreement, and neither the GP Representative nor any officer of director of the General Partner will have any separate liability or duties of any kind to the Partnership or the Partners, fiduciary or otherwise.

(b)                                 The only fiduciary duty owed by any Manager to the Partnership and its Limited Partners is to discharge its duties as Manager in good faith, in such manner as it reasonably believes to be in the best interests of the Partnership, consistent with the Delaware corporate director fiduciary duty of care, not to engage in willful misconduct or gross negligence in the discharge of such duties and not to breach the express terms of this Agreement (the “Manager Standard of Care”).  None of the Managers have any other express or implied fiduciary duties to the Partnership or its Limited Partners.  Notwithstanding the foregoing, none of the Managers owe a fiduciary duty of any nature to any Limited Owner or to any Transferee that is not admitted as a Limited Partner

9.2                                 Exculpation.

(a)                                  The General Partner will not be liable to the Partnership or to any Limited Partner or Transferee for any losses, damages, expenses or liabilities arising out of or related to any act or omission of the General Partner to the extent that, in such act or omission, the General Partner has not in bad faith breached the GP Standard of Care.  The sole remedy of the Partnership and the Limited Partners, in the event of any breach by the General Partner of the GP Standard of Care is to obtain equitable relief unless such breach constitutes a bad faith breach of the GP Standard of Care.

(b)                                 None of the Managers will be liable to the Partnership or to any Limited Partner or Transferee for any losses, damages, expenses or liabilities arising out of or related to any act or omission of any Manager to the extent that, in such act or omission, such Manager has not breached the Manager Standard of Care.

9.3                                 Indemnification.

(a)                                  The Partnership will indemnify, defend and hold harmless the General Partner, the GP Representative and the General Partner’s officers and directors (collectively, the “GP Indemnified Persons”) from and against any and each loss, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability incurred in any Proceeding to which any Indemnified Person is made a party because such Person was the General Partner, the GP Representative, or an officer of director of the General Partner and by reason of any act or omission with respect to the business or affairs of the Partnership performed or omitted to be performed that does not constitute a bad faith breach of the GP Standard of Care.

(b)                                 The Partnership will indemnify, defend and hold harmless each of the Managers (together with the GP Indemnified Persons, the “Indemnified Persons”) from and against any and each loss, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Manager) or liability incurred in any Proceeding to which any Manager is made a party because such Person was a Manager and by reason of any act or omission with respect to the business or affairs of the Partnership performed or omitted to be performed in good faith, not in breach of the express terms of this Agreement or any express directive of the General Partner and reasonably believed by the Manager to be in or not opposed to the best interests of the Partnership.

9.4                                 Expense Advancement.  With respect to the reasonable expenses incurred by an Indemnified Person when such Indemnified Person is a party to a Proceeding, the Partnership will provide funds to such Indemnified Person in advance of the final disposition of the Proceeding if:  (a) such Indemnified Person furnishes the Partnership with such Person’s written affirmation of a good faith belief that it is entitled to indemnification under the standards set forth in this Article, and (b) such Indemnified Person agrees in writing to repay the advance if it is determined by the General Partner that such Indemnified Person was not entitled to indemnification under the standards set forth in this Article.

9.5                                 Insurance.  The indemnification provisions of this Article do not limit any Indemnified Person’s right to recover under any insurance policy maintained by the Partnership.  If, with respect to any loss, damage, expense or liability described in 9.3, any Indemnified Person receives an insurance policy indemnification payment, which, together with any indemnification payment made by the Partnership, exceeds the amount of such loss, damage, expense or liability, then the Indemnified Person will immediately repay such excess to the Partnership.

9.6                                 Indemnification of Others.  The General Partner may cause the Partnership to indemnify and advance expenses to any Limited Partner, officer, employee or agent of the Partnership to the same extent (or to a greater or lesser extent than) the Partnership is obligated to indemnify and advance expenses to the Indemnified Persons.

9.7                                 Rights Not Exclusive.  The rights accruing to each Person entitled to indemnification under this Article 9 will not exclude any other right to which such Person may be lawfully entitled.

ARTICLE X

ACCOUNTING AND REPORTING

10.1                           Fiscal Year.  For income tax and accounting purposes, the fiscal year of the Partnership will be the calendar year.

10.2                           Tax Accounting Method.  For income tax purposes, the Partnership will use the accrual method of accounting (unless otherwise required by the Code).  The Tax Matters Partner will have the authority to adopt all other accounting methods for tax purposes.

10.3                           Tax Classification and Elections.  Notwithstanding any other provision of this Agreement, no Partner or employee of the Partnership may take any action (including, but not limited to, the filing of a U.S. Treasury Form 8832 Entity Classification Election) which would cause the Partnership to be characterized as an entity other than a partnership for U.S. federal income tax purposes without the consent of LMI Partner.

10.4                           Returns.  The Partnership will use reasonable efforts to cause the preparation and timely filing of all tax returns required to be filed by the Partnership pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Partnership does business.

10.5                           Reports; Annual Financial Statements; Regulatory Reporting Obligations.

(a)                                  The Partnership will prepare or will cause the preparation of reasonably detailed unaudited quarterly and annual financial statements consisting of balance sheets and statements of income (but not cash flows) for the Partnership, reflecting JCOM’s financial results and prepared on a historical basis in accordance with GAAP (excluding footnotes).  The Partnership will furnish to the Partners unaudited (a) quarterly statements within 60 days after the end of each calendar quarter and (b) annual statements within 120 days after the end of each calendar year.  Upon SC Partner’s request, such financial statements will also be prepared on a Japanese yen basis, but still in accordance with GAAP.  The Partnership will permit SC Partner’s auditors or auditors appointed by SC Partner in cooperation with the Partnership’s and JCOM’s auditors to perform audit procedures with respect to the financial statements of the Partnership and JCOM as of and for the periods ending March 31 and September 30 of each year.

(b)                                 SC Partner and LMI Partner agree to use Commercially Reasonable Efforts to cause JCOM to produce within the time frames requested by LMI Partner from time to time, such JCOM financial statements and other financial information prepared in accordance with GAAP as LMI may require (the “LMI Requested Financial Information”), as reasonably determined by LMI, to enable it to consolidate JCOM’s results of operations with LMI’s results of operations for purposes of U.S. financial accounting reporting rules and regulations and to meet on a timely basis, LMI’s reporting or other obligations under applicable law, the rules and regulations promulgated thereunder and interpretations thereof by the applicable regulatory authority or its staff, including, without limitation, the U.S. Securities Act of 1933 and the U.S. Securities Act of 1934.  SC Partner and LMI Partner agree to use Commercially Reasonable Efforts to cause JCOM to provide such LMI Requested Financial Information to each of LMI and SC within 10 to 13 days of each fiscal year or quarter end, as applicable, or such shorter time period as may be required by LMI pursuant to the preceding sentence.  Following receipt by SC and LMI of such LMI Requested Financial Information for any fiscal year or quarter, LMI Partner and SC Partner agree to use Commercially Reasonable Efforts to cause JCOM to produce, within the time frames requested by SC and its auditors, such audit work papers, clearance reports and other related information (the “SC Additional Information”) as SC’s auditors determine is necessary for SC to include JCOM’s results of operations into SC’s results of operations using the equity accounting method.  SC Partner and LMI Partner also agree to use Commercially Reasonable Efforts to cause JCOM, within the time frames requested by SC Partner or LMI Partner from time to time, to take such action or to produce such other information, statements and reports, as may be required by applicable stock exchange or stock associations rules or by applicable law, the rules and regulations promulgated thereunder or interpretations thereof by the applicable regulatory authority or its staff, as reasonably determined by LMI Partner or SC Partner, as the case may be, to timely meet its or its Affiliates’ disclosure, reporting or other obligations under the rules of any stock exchange or stock association on which its shares are listed and under any applicable law and the rules and regulations promulgated thereunder or interpretations thereof by the applicable regulatory authority or its staff, including, without limitation, the U.S. Securities Act of 1933,  the U.S. Securities Act of 1934 and the Sarbanes-Oxley Act of 2002.  Notwithstanding the foregoing, neither SC Partner nor LMI Partner shall be required to use Commercially Reasonable Efforts to cause JCOM to produce any information or take any action at the request of the other Partner (the “Requesting Partner”) that would be reasonably likely to constitute a violation by JCOM, SC Partner or LMI Partner of applicable Japanese law based on an opinion, which may be a reasoned or qualified opinion, of Japanese counsel reasonably acceptable to the Requesting Partner.  Notwithstanding anything to the contrary herein, any requests that SC Partner desires to make pursuant to this 10.5(b) will first be given to LMI Partner by SC Partner and LMI Partner will then promptly initiate any such requests with JCOM, except for any requests for SC Additional Information, which may be made by SC Partner or its auditors to JCOM or its auditors directly, with a copy of any such request to be delivered to LMI Partner.

10.6                           Books and Records.

(a)                                  The following books and records of the Partnership will be kept at its principal office:  (i) a current list of the full name and last known business, residence or mailing address of each Partner, (ii) the original of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed), (iii) a copy of the Partnership’s U.S. federal, state and local income tax returns and reports, and annual financial statements of the Partnership, for the ten most recent years, and (iv) minutes, or minutes of action or written consent, of every meeting of the Limited Partners and the Management Committee.

(b)                                 The Partnership will keep at the Partnership’s principal office separate books of account for the Partnership which will show a true and accurate record of all costs and expenses incurred, all credits made and received, and all income derived in connection with the operation of the Partnership in accordance with GAAP consistently applied as to the Partnership’s financial position and results of operations.

(c)                                  Each Limited Partner will have the right, at any time with reasonable Notice to the General Partner and the Partnership and at such Limited Partner’s sole expense, to examine, copy and audit the Partnership’s books and records during normal business hours.

(d)                                 All books, records (including bills and invoices), reports and returns of the Partnership required by this Article will be maintained in a commercially reasonable manner as reasonably determined by the General Partner.

10.7                           Information.  Each Limited Partner has the right, from time to time and upon reasonable demand for any purpose reasonably related to such Limited Partner’s ownership of its Units, to obtain from the Partnership:  (a) a current list of the full name and last known business, residence or mailing address of each Partner, (b) a copy of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed), (c) a copy of the Partnership’s U.S. federal, state and local income tax returns and reports and annual financial statements of the Partnership, for the ten most recent years, (d) minutes, or minutes of action or written consent, of every meeting of the Limited Partners and the Management Committee, (e) true and full information regarding the amount of money and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Partner, and the date on which each became a Partner, (f) true and full information regarding the status of the business and financial condition of the Partnership, (g) copies of any materials that JCOM distributes to the Partnership that were not also received by any JCOM director designated by such Partner pursuant to 6.5, or as the Partnership may otherwise reasonably request from JCOM upon the reasonable request of a Partner and (h) other information regarding the affairs of the Partnership as is just and reasonable.  Any demand by a Limited Partner under this 10.7 must be by Notice to the Partnership, and must state the purpose of the demand.  Any inspection or copying of the Partnership’s books and records under this 10.7 will be during normal business hours, and at the expense of the Limited Partner making the demand.

10.8                           Banking.  The General Partner will cause to be established and maintained one or more bank or financial or security accounts and safe deposit boxes for the Partnership.  Without limiting the foregoing, the Partnership will cause to be established and maintained a non-resident bank account in Japan for so long as SC Partner has the ability to request a redemption of Units pursuant to 13.4, in each case provided that such bank account and any other account opened by the Partnership can be opened and maintained without the Partnership having an address in Japan and without the necessity of having a Japanese resident be signatory on such account.  The General Partner may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the General Partner deems advisable.

10.9                           Tax Matters Partner.  Until further action by the Partnership, the General Partner is designated as the tax matters partner under § 6231(a)(7) of the Code (“Tax Matters Partner”).  The Tax Matters Partner will be responsible for notifying all Partners of ongoing proceedings, both administrative and judicial, and will represent the Partnership throughout any such proceeding.  The Partners will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners.  If an administrative proceeding with respect to a partnership item under the Code has begun, and the Tax Matters Partner so requests, each Partner will notify the Tax Matters Partner of its treatment of any partnership item on its U.S. federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Partnership.  Any settlement agreement with the Internal Revenue Service will be binding upon the Partners only as provided in the Code.  The Tax Matters Partner will not bind any other Partner to any extension of the statute of limitations or to a settlement agreement without such Partner’s written consent.  Any Partner who enters into a settlement agreement with respect to any partnership item will notify the other Partners and the Management Committee of such settlement agreement and its terms within 30 days from the date of settlement.  If the Tax Matters Partner does not file a petition for readjustment of the partnership items in the Tax Court, U.S. federal District Court or Claims Court within the 90-day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days.  The Tax Matters Partner will timely notify the other Partners in writing of its decision.  Any notice partner or 5-percent group will notify any other Partner and the Management Committee of its filing of any petition for readjustment.

10.10                     No General Partnership.  The Partners acknowledge the Partnership’s status as a limited partnership formed under the Act.  The classification of the Partnership as a partnership for U.S. federal

(and, as appropriate, state, local and foreign) income tax purposes does not create or imply a general partnership between the Partners for state law or any other purpose.  All duties and obligations of the Partners to each other are expressly set forth in this Agreement.  Without limiting the foregoing, the Limited Partners do not owe to each other, the General Partner or to the Partnership the duties that a general partner owes to a partnership and its other partners nor do the General Partner or the Managers owe such duties to each other, the Partnership or the Partners, it being acknowledged that the only duties owed by the General Partner and the Managers to each other, the Limited Partners and the Partnership are as set forth in Article 9.  The Partners (including the General Partner) and the Managers appointed by them do not have any express or implied fiduciary duties to the Partnership or each other except the fiduciary duties, if any, that shareholders in a Delaware corporation might have to each other or the corporation.

ARTICLE XI

DISSOLUTION

11.1                           Dissolution.  Dissolution of the Partnership will occur upon the earliest to occur of any of the following events:

(a)                                  the unanimous vote of the Partners to dissolve the Partnership;

(b)                                 an event of Withdrawal (as defined in 11.2) of a Limited Partner and the election of the remaining Partners to dissolve in accordance with 11.3(a);

(c)                                  without limiting SC Partner’s obligations under 14.2, at such time as LMI is not able to, or LMI Limited Partner provides SC Partner with Notice that LMI no longer desires to, consolidate the financial results of JCOM with LMI for purposes of applicable U.S. financial reporting rules and regulations;

(d)                                 the entry of a decree of judicial dissolution under the Act;

(e)                                  [Intentionally Omitted];

(f)                                    February 18, 2010;

(g)                                 either of LJI or Liberty Jupiter while a Limited Partner, or the General Partner, ceases to be an Affiliate of its Parent;

(h)                                 such time as the sum of the number of Units and JCOM Shares owned directly by SC Partner and its Affiliates who are subject to 14.4 exceeds the sum of the number of Units and JCOM Shares owned directly by LMI Partner and its Affiliates, provided that SC Partner is not in breach of its obligations hereunder;

(i)                                     if either LMI Partner or SC Partner has materially breached a material provision of this Agreement and such breach has not been cured within 30 days after receipt of a Notice from the non-breaching Partner providing reasonable detail concerning the nature of the breach, then upon the election of the non-breaching Partner; or

(j)                                     an event of Withdrawal of the General Partner, unless the Partnership is continued pursuant to 11.3(c).

11.2                           Events of Withdrawal.  An event of Withdrawal of a Partner occurs when any of the following occurs:

(a)                                  with respect to any Limited Partner, upon the Transfer of all of such Limited Partner’s Units (which may only be done as otherwise permitted under this Agreement and which Transfer is treated as a resignation);

(b)                                 with respect to any Partner, upon the voluntary withdrawal, retirement or resignation of the Partner by Notice to the Partnership;

(c)                                  with respect to any Partner that is a corporation, upon filing of articles of dissolution of the corporation;

(d)                                 with respect to any Partner that is a partnership, a limited liability company or a similar entity, upon dissolution and liquidation of such entity (but not solely by reason of a technical termination under § 708(b)(1)(B) of the Code);

(e)                                  with respect to any Partner, the Bankruptcy of the Partner; or

(f)                                    with respect to the General Partner, upon the Transfer of all of its Units; provided, that if the Transferee is a Permitted Transferee, such Person will automatically be admitted as the General Partner as provided in 13.6.

Within 10 days following the happening of any event of Withdrawal with respect to a Partner, such Partner must give Notice of the date and the nature of such event to the Partnership.

11.3                           Continuation.

(a)                                  In the event of Withdrawal of a Limited Partner, the Partnership will be continued unless the remaining Partners (including the Permitted Transferee of a withdrawing Limited Partner, if applicable) unanimously elect to dissolve.  If the Partnership is so continued, any Limited Partner as to which an event of Withdrawal specified in 11.2(b) through 11.2(e) has occurred, or such Limited Partner’s Transferee or other successor-in-interest (as the case may be) if a Limited Partner has made a Transfer in violation of this Agreement and such Transfer is found not to be null and void, will, without further act, become a “Limited Owner” of its own Units or the Units of the withdrawn Limited Partner.  A Limited Owner has no right:  (i) to participate or interfere in the management or administration of the Partnership’s business or affairs, including by virtue of appointment of one or more Managers, (ii) to vote or agree on any matter affecting the Partnership or any Partner, (iii) to require any information on account of Partnership transactions or (iv) except as provided in the next succeeding sentence, to inspect the Partnership’s books and records.  The only rights of a Limited Owner are:  (x) to obtain the information specified in 10.7 if it executes a confidentiality agreement (in form and substance satisfactory to the General Partner) concerning such information if not already bound by 10.7, (y) to receive the allocations and Distributions to which the Units of the Limited Owner are entitled and (z) to receive all necessary tax reporting information.  Neither the Partnership, the Managers, nor the Partners will owe any fiduciary duty of any nature to a Limited Owner.  However, each Limited Owner will be subject to all of the obligations, restrictions and other terms contained in this Agreement as if it were a Limited Partner.

(b)                                 Upon the occurrence of any event of Dissolution, LMI Limited Partner will have the option to continue the Partnership, as long as the Partnership first makes all liquidating Distributions to SC Partner that it would have been required to make under Article 12 if the Partnership had completely wound up its affairs and liquidated.  Any such Distribution to SC Partner will be made in complete redemption of all Units then owned by SC Partner.

(c)                                  In the event of Withdrawal of the General Partner pursuant to 11.2(f), so long as the Transferee of the General Partner’s Units is a Permitted Transferee, the Partnership will not be dissolved and the Partnership will continue with the Transferee of the General Partner’s Units as the new General Partner.  In the event of Withdrawal of the General Partner pursuant to any other clause of 11.2,  the Partnership will be dissolved unless the LMI Limited Partner agrees in writing within 90 days of the event of Withdrawal of the General Partner to continue the Partnership’s affairs and to the appointment, effective as of the date of the event of Withdrawal of the General Partner (the “Withdrawal Date”), of a successor General Partner that is an Affiliate of the LMI Limited Partner.  If no successor General Partner is admitted to the Partnership within 90 days following the Withdrawal Date, the Liquidating Trustee shall proceed with the liquidation of the Partnership’s assets as provided in 12.1.

ARTICLE XII

LIQUIDATION

12.1                           Liquidation.  Subject to 11.3, upon Dissolution of the Partnership, the Partnership will immediately proceed to wind up its affairs and liquidate pursuant to this 12.1.  The General Partner shall be the liquidating trustee (the “Liquidating Trustee”) unless and until a substitute Liquidating Trustee is elected by the Limited Partners owning a majority of the Units.  The winding up and Liquidation of the Partnership will be accomplished in a businesslike manner as determined by the Liquidating Trustee.  A reasonable time will be allowed for the orderly Liquidation of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to minimize any losses attendant upon Liquidation.  Any gain or loss on disposition of any Partnership assets in Liquidation will be allocated to the Partners in accordance with Article 4.  Any Liquidating Trustee is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidating process as such Person deems necessary or desirable.  Until the filing of a certificate of cancellation under 12.7, and without affecting the liability of the Partners and without imposing liability on the Liquidating Trustee, the Liquidating Trustee may settle and close the Partnership’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in this Article.

12.2                           Tax Termination.  In addition to termination of the Partnership following its Dissolution, a termination of the Partnership will occur, for U.S. federal income tax purposes only, on the date the Partnership is terminated under § 708(b)(1) of the Code.  Under current law, events causing such a termination include the sale or exchange of 50% or more of the total interest in the capital and profits of the Partnership within a twelve-month period.  Upon the occurrence of a termination under § 708(b)(1) of the Code, the Partnership will be deemed to contribute all of its assets and liabilities to a new partnership for tax purposes in exchange for an interest in such partnership and, immediately thereafter, to distribute interests in the new partnership to the Partners in complete liquidation of the Partnership.  All adjustments and computations will be made under this Agreement as if the constructive transactions had actually occurred, and the Capital Accounts of the Partners in such new tax partnership will be determined and maintained in accordance with the § 704(b) Regulations.

12.3                           Priority of Payment.  The assets of the Partnership will be distributed in Liquidation in the following order:

(a)                                  First, to creditors by the payment or provision for payment of the debts and liabilities of the Partnership (other than any loans or advances that may have been made by any Partner or any Affiliate of a Partner) and the expenses of Liquidation;

(b)                                 Second, to the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership;

(c)                                  Third, to the repayment of any loans or advances to the Partnership that were made by any Partner or any Affiliate of a Partner (according to the relative priority of repayment of such loans and proportionally among loans of equal priority if the amount available for repayment is insufficient for payment in full); and

(d)                                 Fourth, to the Partners pro rata in proportion to their Percentage Interests.

12.4                           Liquidating Distributions.  Liquidating Distributions due to the Partners will be made by selling the assets of the Partnership and distributing the net proceeds.  Notwithstanding the preceding sentence, unless otherwise agreed by the Partners, liquidating Distributions will be made to the extent possible by distributing the assets of the Partnership in-kind to the Partners in proportion to the amounts distributable to them pursuant to 12.3, valuing such assets at their Fair Market Value (net of liabilities secured by such property that the Partner takes subject to or assumes), as reasonably agreed by the Partners, on the date of Distribution.  If the Partners are unable to agree on net Fair Market Value within 30 days following an event of Dissolution, each of SC Partner and LMI Partner will retain within 45 days following an event of Dissolution, an internationally recognized investment bank to determine net Fair Market Value in accordance with the valuation process specified in 5.4(b); provided, that if the assets to be distributed are JCOM Shares, Fair Market Value will be the Unit Fair Market Value and provided that if either SC Partner or LMI Partner fails to retain an internationally recognized investment bank within the required time period, net Fair Market Value as determined by the investment banker retained by the other Partner will control for purposes of this 12.4.  In connection with any in-kind Distributions, the assets distributed will be deemed to have been sold immediately preceding the date of Distribution for a purchase price equal to their Fair Market Value, and the Net Income or Net Loss arising from such deemed sale will be allocated to the Partners in accordance with Article 4 and credited to their Capital Accounts in accordance with Article 3.  Each Partner (the “Assuming Partner”) agrees to save and hold harmless the other Partner from any and all liabilities that are taken subject to or assumed by the Assuming Partner.  Appropriate and customary prorations and adjustments will be made incident to any Distribution in-kind.  Each Partner will look solely to the assets of the Partnership for the return of its Capital Contributions, and if the assets of the Partnership remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to return such contributions, such Partner will have no recourse against the other Partner.  The Partners acknowledge that 12.3 may establish Distribution priorities on Liquidation different from those set forth in the Act, as in effect at the time of any Distribution; and, in such event, it is the Partners’ intention that the provisions of 12.3 will control, to the extent possible.  If any in-kind liquidating Distributions of JCOM Shares are to be made, (i) the Liquidating Trustee and the Partners will use Commercially Reasonable Efforts to complete the liquidating Distributions in such a manner so that the TOB Rules do not apply to the Distributions, (ii) any such in-kind liquidating Distributions of JCOM Shares to SC Partner shall be made from the JCOM Shares held in the Super Media SC Account and (iii) any such in-kind liquidating Distributions of JCOM Shares to LMI Partner shall be made from the JCOM Shares held in the Super Media LMI Account.

12.5                           No Restoration Obligation.  Except as otherwise specifically provided in this Agreement, nothing contained in this Agreement imposes on any Partner an obligation to make an Additional Contribution in order to restore a deficit Capital Account upon Liquidation of the Partnership.

12.6                           Liquidating Reports.  A report will be submitted with each liquidating Distribution to the Partners made pursuant to 12.3 and 12.4, showing the collections, disbursements and distributions during the period, which is subsequent to any previous report.  A final report, showing cumulative collections, disbursements and distributions, will be submitted upon completion of the Liquidation process.

12.7                           Certificate of Cancellation.  Upon Dissolution of the Partnership and the completion of the winding up of its business, the Liquidating Trustee (or the Limited Partners, if necessary) shall cause the cancellation of the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware.

ARTICLE XIII

TRANSFER RESTRICTIONS

13.1                           General Restriction.  No Person may Transfer all or any part of such Person’s Units in any manner whatsoever except: (a) a Transfer to a Permitted Transferee as specified in 13.2; or (b) as provided in 13.4, but in any case with respect to a Transfer described in either (a) or (b), only if the requirements of 13.3 have also been satisfied.  Any other Transfer of Units is null and void, and of no effect.  Any Partner who makes a Transfer of all of its Units in accordance with the requirements of this Agreement will cease to be a Partner on the date of such Transfer and will cease on such date to have any rights or future obligations as a Partner pursuant to this Agreement; provided that such Partner will not be released from any obligations or liabilities that arose prior to the date of Transfer or, in the case of SC Partner, from any obligations or liabilities pursuant to 13.3(e).  Any Limited Partner who makes a Transfer of part (but not all) of such Limited Partner’s Units will continue as a Limited Partner (with respect to the interest retained), and such partial Transfer will not constitute an event of Withdrawal of such Limited Partner.  The rights and obligations of any Transferee of a Unit will be governed by the other provisions of this Agreement.

13.2                           Permitted Transferee.  Subject to the requirements set forth in 13.3, a Person may Transfer all or any part of such Person’s Units to any Affiliate of the Person (each, a “Permitted Transferee”).

13.3                           General Conditions on Transfers.  Except to the extent that one or more of such conditions is waived by the General Partner, no Transfer of a Unit will be effective unless all of the conditions set forth below are satisfied:

(a)                                  The Transferor delivers to the Partnership (i) an opinion of counsel for the Transferor reasonably satisfactory in form and substance to the General Partner to the effect that, assuming the accuracy of the statement of the Transferee described in (ii) below, the Transfer of the Units as proposed does not violate requirements for registration under applicable U.S. federal and state securities laws; provided that the requirement of an opinion of counsel will be waived in circumstances where it is not reasonably necessary, and (ii) a statement of the Transferee in form and substance reasonably satisfactory to the General Partner making appropriate representations and warranties with respect to compliance with the applicable U.S. federal and state securities laws and as to any other matter reasonably required by the General Partner;

(b)                                 The Transferor signs and delivers to the Partnership a copy of the assignment of the Units to the Transferee (substantially in the form of the attached Exhibit C);

(c)                                  Unless the Transferee is already a Partner, the Transferee signs and delivers to the Partnership an agreement (substantially in the form of the attached Exhibit C) to be bound by this Agreement;

(d)                                 The Transfer is in compliance with the other provisions of this Article;

(e)                                  In the case of any Transfer by SC to an Affiliate, except as the parties may otherwise reasonably agree, SC signs and delivers to LMI Partner an agreement pursuant to which SC agrees for the benefit of LMI Partner that it will cause the Transferee to perform its obligations under this Agreement and guarantees to LMI Partner (as a primary obligor and not as a surety only) the performance by the Transferee or any Affiliate of SC to which the Transferee may hereafter Transfer Units, of all SC Partner’s obligations from time to time in force under the terms of this Agreement for so long as any of them is a Limited Partner.  Notwithstanding the foregoing, SC’s obligations under any guarantee delivered pursuant to this paragraph will terminate with respect to an SC Partner at such time that the Limited Partner ceases to be an Affiliate of SC pursuant to a transaction permitted by this Agreement; and

(f)                                    In the case of any Transfer by any LMI Partner to an Affiliate, except as the parties may otherwise reasonably agree, LMI signs and delivers to SC Partner an agreement pursuant to which LMI agrees for the benefit of SC Partner that it will cause the Transferee to perform its obligations under this Agreement and guarantees to SC Partner (as a primary obligor and not as a surety only) the performance by the Transferee or any Affiliate of LMI to which the Transferee may hereafter Transfer Units, of all LMI Partner’s obligations from time to time in force under the terms of this Agreement for so long as any of them is a Partner.  Notwithstanding the foregoing, LMI’s obligations under any guarantee delivered pursuant to this paragraph will terminate with respect to an LMI Partner at such time that the Partner ceases to be an Affiliate of LMI pursuant to a transaction permitted by this Agreement.

13.4                           Transfer or Redemption of Units.

(a)                                  The provisions of this 13.4 do not apply to any Transfer of Units that is otherwise permitted under 13.2.  In accordance with the procedures set forth in this 13.4, an LMI Partner or SC Partner may Transfer to the other Partner or have the Partnership redeem, as applicable, all or any part of the Units comprising its Partnership Interest (subject in all cases to the limits on the number of Units eligible for redemption set forth in 13.4(c)); provided, that the procedures set forth in this 13.4 for the Transfer or redemption of Units will not be initiated by either an LMI Partner or SC Partner (i) more frequently than once in any rolling 90 day period, or (ii) with respect to a Transfer or redemption of Units with a Unit Fair Market Value of less than ¥1 billion, measured as of the date the Offer is made.

(b)                                 (i)                                     If an LMI Partner or SC Partner (a “Selling Partner”) desires to have the Partnership redeem all or any portion of the Units comprising its Partnership Interest (the “Offered Units”), it will first submit a written offer (the “Offer”) to sell to the other Partner (the “Offeree”) the Offered Units.  If the Selling Partner has received a bona fide written offer from any Person other than an Affiliate of such Selling Partner (a “Third Party Buyer”) to purchase for cash a number of JCOM Shares equal to the number of Offered Units (a “Third Party Offer”), then the purchase price per Offered Unit (the “Offer Price”) for the Offer will be the purchase price per JCOM Share offered by the Third Party Buyer, which will be payable in cash.  If the Selling Partner has not received a Third Party Offer, then the Offer Price per Offered Unit will be the Unit Fair Market Value as of the date on which the Offer is made, which will be payable in cash.  The Offer will be accompanied by a copy of any Third Party Offer if applicable and will set forth in reasonable detail (i) the aggregate number of Offered Units, (ii) the Offer Price, and if applicable, (iii) the identity of the Third Party Buyer and the name of its ultimate parent company and controlling shareholders, if any, and the amount of the Third Party Offer.

(ii)                                  If the Offeree desires to accept the entire Offer, or if there is not a Third Party Offer, any portion thereof, the Offeree will notify the Selling Partner in writing of its intention to acquire all of the Offered Units if there is a Third Party Offer or the number of such Offered Units it desires to acquire if there is not a Third Party Offer (in either case, the “Acquired Units”), such Notice to be delivered within five Business Days after the Offer is made (or if no Notice is given within such five Business Day period, the Offeree will be deemed to have rejected the Offer in full).  The closing of such purchase and sale of Acquired Units will occur at such time and will be subject to such conditions as are set forth in 13.5.  The Offeree may assign its rights to acquire the Offered Units under this 13.4(b) to any of its Affiliates.  If the closing of the purchase and sale of the Acquired Units does not occur pursuant to 13.5 due to a breach by the Offeree of any of its covenants, representations or warranties that are a condition to the consummation of such purchase, without limiting any rights hereunder or any remedies provided at law, in equity or otherwise, the Offer will be considered to have been rejected and the Selling Partner may cause JCOM Shares to be sold and Units to be redeemed in accordance with the applicable provision set forth in 13.4(c).  If the closing of the purchase and sale of the Acquired Units does not occur pursuant to 13.5 for any reason other than as set forth in the immediately preceding sentence, then all of the Acquired Units will once again be subject to all of the provisions of this 13.4.  Following the acquisition of Acquired Units by a Partner pursuant to this 13.4(b), such Partner may thereafter require the Partnership to redeem such Units as Unacquired Units pursuant to 13.4(c) without first offering such Units to the other Partner pursuant to 13.4(b).

(c)                                  (i)                                     If the Offer is not accepted in full pursuant to 13.4(b)(ii) (with the difference between the Offered Units and the Acquired Units being referred to as the “Unacquired Units”), then:

(A)                              If the Unacquired Units were the subject of a Third Party Offer, then in accordance with the terms and conditions of the Third Party Offer as set forth in the Offer and in accordance with 13.5, the Partnership will (1) if the Selling Partner is an LMI Partner, sell to the Third Party Buyer a number of JCOM Shares no greater than the number of Unacquired Units, (2) if the Selling Partner is SC Partner, sell to the Third Party Buyer a number of JCOM Shares no greater than the lesser of (x) the number of Unacquired Units, (y) the SC Permitted Number less the aggregate number of Units that SC Partner (including all predecessor SC Partners) has sold to LMI Partner pursuant to 13.4(b) and less the aggregate number of JCOM Shares that SC Partner (including all predecessor SC Partners) has caused the Partnership to sell under 13.4(c), in each case from the date of this Agreement through but not including the date of sale of JCOM Shares to the Third Party Buyer, and (z) the number obtained by subtracting the aggregate number of JCOM Shares that SC Partner (including all predecessor SC Partners) has caused the Partnership to sell under 13.4(c) within the Partnership Agreement Year in which the sale of JCOM Shares to the Third Party Buyer will occur from the number that equals one-third of the SC Permitted Number, and (3) in each case, distribute the Net Proceeds of the sale of the JCOM Shares and any cash or stock dividends or other distributions the Partnership has received on such JCOM Shares that have not previously been distributed to the Partners and that are not otherwise included in the definition of JCOM Shares, to the Selling Partner, first in retirement of any debt the Partnership owes to such Selling Partner and next in redemption of a number of its Unacquired Units equal to the number of JCOM Shares sold; or

(B)                                If the Unacquired Units were not the subject of a Third Party Offer, then for a period of 30 days after the Offer was not accepted in full pursuant to 13.4(b)(ii) (the “Sale Period”), the Selling Partner may direct the General Partner to cause the Partnership to (1) if the Selling Partner is an LMI Partner, sell a number of JCOM Shares no greater than the aggregate number of Unacquired Units in Ordinary Market Transactions effected at such times during the Sale Period as such LMI Partner may reasonably request, (2) if the Selling Partner is SC Partner, sell a number of JCOM Shares, in Ordinary Market Transactions effected at such times during the Sale Period as SC Partner may reasonably request, no greater than the lesser of (x) the number of Unacquired Units, (y) the SC Permitted Number less the aggregate number of Units that SC Partner (including all predecessor SC Partners) has sold to LMI Partner pursuant to 13.4(b) and less the aggregate number of JCOM Shares that SC Partner (including all predecessor SC Partners) has caused the Partnership to sell under 13.4(c), in each case from the date of this Agreement until the commencement of the Sale Period, and (z) the number obtained by subtracting the number of JCOM Shares that SC Partner (including all predecessor SC Partners) has caused the Partnership to sell under 13.4(c) within the Partnership Agreement Year in which the Sale Period commences from the number that equals one-third of the SC Permitted Number and, (3) in each case, at such time and subject to such conditions as are set forth in 13.5, the Partnership will distribute the Net Proceeds of the sales of the JCOM Shares and any cash or stock dividends or other distributions the Partnership has received on such JCOM Shares that have not previously been distributed to the Partners and that are not otherwise included in the definition of JCOM Shares, to the

Selling Partner first in retirement of any debt the Partnership owes to such Selling Partner and next in redemption of a number of its Unacquired Units equal to the number of JCOM Shares sold.

(ii)                                  The redemption of the Selling Partner’s Unacquired Units pursuant to 13.4(c) will be the only means for a Selling Partner to Transfer the Unacquired Units and the Selling Partner may not otherwise Transfer all or any part of the Unacquired Units in any other manner whatsoever except as permitted by 13.2.

(iii)                               To the extent that (A) the closing of the purchase and sale of JCOM Shares to a Third Party Buyer pursuant to 13.4(c)(i)(A) does not occur due to a breach by the Third Party Buyer of any of its covenants, representations or warranties that are a condition to the consummation of such purchase, (B) prevailing market conditions prevent the Partnership from completing any sales of JCOM Shares requested by the Selling Partner pursuant to 13.4(c)(i)(B) during the Sale Period, (C) any Unacquired Units are not redeemed due to the limitations on the number of Unacquired Units that may be redeemed that are set forth in 13.4(c)(i)(A) or (B), or (D) any redemption provided for in this 13.4(c) does not occur for any other reason, then in each case any Unacquired Units that are not redeemed by the Partnership will remain subject to the provisions of this 13.4.

13.5                           Procedures for Transfer or Redemption of Units.  Any purchase and sale of Acquired Units to an Offeree pursuant to 13.4(b), any sale of JCOM Shares by the Partnership pursuant to 13.4(c) and any redemption of Unacquired Units pursuant to 13.4(c) will be subject to the following terms and conditions:

(a)                                  In the case of a purchase and sale of Acquired Units or the redemption of any Unacquired Units, the Selling Partner will be deemed to have represented and warranted that: (i) the Offeree or the Partnership, as applicable, will receive good and valid title to the Acquired Units free and clear of all Liens of any nature whatsoever; and (ii) all of such Units can be purchased and sold or redeemed, as applicable, without any notice to, or consent, approval, order or authorization of, or declaration or filing with, any other Person other than those already obtained and except for any required Governmental Approvals.  In the case of a purchase and sale of JCOM Shares to a Third Party Buyer, the Partnership will make the following representations and warranties if requested by the Third Party Buyer: (A) the Third Party Buyer will receive good and valid title to such JCOM Shares free and clear of all Liens of any nature whatsoever; and (B) all of such JCOM Shares can be purchased and sold without any notice to, or consent, approval, order or authorization of, or declaration or filing with, any other Person other than those already obtained and except for any required Governmental Approvals.  The Selling Partner will use Commercially Reasonable Efforts to require the Third Party Buyer to accept any additional representations, warranties or covenants with respect to the sale of the JCOM Shares directly from the Selling Partner and not from the Partnership.  In any case, the Selling Partner will indemnify, defend and hold the Partnership harmless from and against any and all losses, damages, expenses or liabilities incurred by the Partnership and arising out of the sale of JCOM Shares by the Partnership at the request of the Selling Partner, including claims made pursuant to any purchase agreement between the Partnership and a Third Party Buyer.

(b)                                 The closing of any purchase and sale of Acquired Units or JCOM Shares or any redemption of Unacquired Units will be subject to the satisfaction of the following conditions, it being agreed that the parties will use Commercially Reasonable Efforts to cause such conditions to be met:  (i) the applicable parties will have made all necessary filings and taken all actions that are required to be made or taken by them to comply with the TOB Rules; (ii) all consents, notices, approvals, including Governmental Approvals expressly required with respect to the transactions to be consummated at such closing will have been obtained; and (iii) there will be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing.

(c)                                  Unless otherwise agreed by the applicable parties, the closing of any purchase and sale of Acquired Units, any sale of JCOM Shares to a Third Party Buyer or any redemption of Unacquired Units will take place at the principal executive offices of the Partnership or at such other place as the General Partner may decide, at 10:00 a.m. local time on a Business Day selected by the Offeree in the case of a purchase and sale and selected by the Partnership in the case of a redemption, provided that such closing will occur as promptly as practicable, and in any event, (i) with respect to a purchase and sale of Acquired Units, within five Business Days after the Offeree’s acceptance of the Offer, (ii) with respect to a redemption following a sale of JCOM Shares to a Third Party Buyer pursuant to 13.4(c)(i)(A), within five Business Days following the closing of the sale to the Third Party Buyer, (iii) with respect to a redemption following sales of JCOM Shares in Ordinary Market Transactions pursuant to 13.4(c)(i)(B), within five Business Days after the end of the Sale Period, and (iv) with respect to any sale of JCOM Shares to a Third Party Buyer pursuant to 13.4(c)(i)(A), within 60 days after the Offeree has rejected the Offer with respect to the Unacquired Units, subject in each case to extension for up to 90 days to the extent required to satisfy all of the conditions set forth in 13.5(b).

(d)                                 Unless the applicable parties agree otherwise, the purchase price on any purchase and sale of Acquired Units, the purchase price on any sale of JCOM Shares to a Third Party Buyer and the redemption price for any cash redemption of Unacquired Units will be payable in Japanese yen by wire transfer of same day funds to an account at a bank designated by the applicable party, such designation to be made no less than five Business Days prior to the applicable closing; provided that, if SC Partner is the Selling Partner, in order to facilitate SC Partner’s prompt receipt of payment, any Third Party Buyer will be instructed by the Partnership to remit the payment to the Partnership’s bank account in Japan if the Partnership has such an account.

(e)                                  In the case of any purchase and sale of Acquired Units, the conditions set forth in 13.3 must also be satisfied.  In addition, at the reasonable request of the Partnership, the Selling Partner will cause the requirements of 13.3(a) to be satisfied with respect to the Partnership as Transferor of JCOM Shares by delivering to the Partnership an opinion of counsel meeting the requirements of 13.3(a)(i) and a statement of the Transferee meeting the requirements of 13.3(a)(ii), in each case with respect to the Transfer of JCOM Shares rather than Units.

13.6                           Rights of Transferees.  Any Transferee acquiring Units in compliance with this Agreement (i) will become a Limited Partner automatically on the effective date of the Transfer in the case of any Transfer of any Units to it by a Limited Partner and (ii) will be admitted as a Partner and become the General Partner automatically on the effective date of the Transfer if it is the Transferee of all of the General Partner’s Units and is a Permitted Transferee.  If the General Partner Transfers less than all of its Units to a Permitted Transferee, the Units Transferred to such Permitted Transferee will represent a limited partnership interest and such Permitted Transferee will be a Limited Partner.

13.7                           Security Interest.  The Partnership will not pledge or grant a security interest, Lien or other encumbrance in or against all or any part of the JCOM Shares or any other assets of the Partnership and no Partner will pledge or grant a security interest, Lien or other encumbrance in or against all or any part of such Partner’s Units.

ARTICLE XIV

COVENANTS

14.1                           Confidentiality.  Each Partner agrees not to disclose (except to its officers, directors, managers, employees, representatives, advisors, agents and Affiliates) or to permit any Person Controlled by it to disclose, and will use its reasonable best efforts to ensure that its officers, directors, managers, employees, representatives, Managers, agents and Affiliates do not disclose or permit disclosure of, any Partnership Confidential Information to any third party.  For purposes of this 14.1, “Partnership Confidential Information” means the terms of this Agreement and all knowledge, information or materials relating to the Partnership which a Partner obtains by reason of being a Partner in the Partnership (including, with respect to all Partners as of the date of this Agreement, all knowledge, information or materials relating to the Partnership prior to its conversion, which any such Partner obtained by reason of being a member in the Partnership (then a limited liability company) at such time.  Notwithstanding the foregoing, a Partner may disclose Partnership Confidential Information:

(a)                                  as authorized in writing by the other Partner;

(b)                                 as required by any applicable law, stock exchange rule or by any subpoena or similar legal process; provided that, if a Partner is so required to disclose Partnership Confidential Information, such Partner, to the extent not legally prohibited from doing so, will promptly provide the other Partner Notice of such requirement so that the other Partner may, if it desires, seek a protective order or other appropriate remedy, and the Partner required to make such disclosure of Partnership Confidential Information will reasonably cooperate with the Partner seeking such protective order or other remedy.  If such protective order or other remedy is not sought (or, if sought, is not obtained), the Partner required to make such disclosure of Partnership Confidential Information will furnish only that portion of the relevant Partnership Confidential Information which it is advised by such Partner’s counsel is legally required and will exercise reasonable efforts to obtain that confidential treatment will be accorded to such Partnership Confidential Information;

(c)                                  if such Partnership Confidential Information is required to be disclosed by order, request or guidance of any Governmental Authority, stock exchange or stock association;

(d)                                 if such Partnership Confidential Information was known by the disclosing Partner or its Affiliates prior to November 26, 2004 (or, if the disclosing Partner became a Partner of the Partnership after the date of this Agreement, prior to becoming a Partner of the Partnership);

(e)                                  if such Partnership Confidential Information is in the public domain;

(f)                                    if such Partnership Confidential Information is obtained from a third party in circumstances not involving a breach of the terms of this 14.1; or

(g)                                 to any bona fide prospective purchaser of the equity interests in or assets of the disclosing Partner, provided that such purchaser agrees to be bound by the provisions of this 14.1.

The nondisclosure obligation contained in this 14.1 will be binding upon each Partner for so long as it holds any Units and for a period of three years thereafter.

14.2                           Consolidation Cooperation.  If at any time prior to a Dissolution, LMI is not able to, but still desires to, consolidate the financial results of JCOM with LMI for purposes of applicable U.S. financial reporting rules and regulations, then upon request by LMI Partner, LMI Partner and SC Partner will use Commercially Reasonable Efforts to negotiate amendments to this Agreement and to any other agreements relating to JCOM or negotiate new agreements relating to such matters to permit continued consolidation by LMI.

14.3                           [Intentionally Omitted.].

14.4                           Participation Right.  If LMI Partner, SC Partner or an Affiliate of LMI Partner or SC Partner desires to acquire JCOM Shares through an Ordinary Market Transaction or from JCOM or any

Person other than an Affiliate of such Partner, the Partner that desires to acquire JCOM Shares or whose Affiliate desires to acquire JCOM Shares (the “Purchasing Partner”) must first give prompt written notice to the other Limited Partner (the “Non-Purchasing Partner”) offering the Non-Purchasing Partner the right (a “Participation Right”) to purchase a percentage, not to exceed its Percentage Interest (and which will include in the case of the LMI Limited Partner, the General Partner’s Percentage Interest), of the total number of additional JCOM Shares that the Purchasing Partner or its Affiliate proposes to acquire on the same terms and conditions.  The Notice will specify in reasonable detail (a) the number of JCOM Shares proposed to be acquired, (b) the proposed purchase price per JCOM Share or, with respect to JCOM Shares proposed to be acquired through Ordinary Market Transactions, the maximum price at which shares will be acquired, (c) with respect to JCOM Shares to be acquired through Ordinary Market Transactions, the time period over which such shares will be acquired, (d) except with respect to JCOM Shares to be acquired through Ordinary Market Transactions, the identity of the Person from whom the Purchasing Partner or its Affiliate intends to acquire the JCOM Shares and the name of its ultimate parent company and controlling shareholder(s), if any, and (e) any other material terms and conditions of the proposed transaction.  If the Non-Purchasing Partner desires to accept all or any portion of its Participation Right, the Non-Purchasing Partner will notify the Purchasing Partner in writing of its intention to acquire all or a portion of its Percentage Interest of the JCOM Shares, such Notice to be given to the Purchasing Partner within 20 Business Days following the Non-Purchasing Partner’s receipt of Notice of its Participation Right with respect to the acquisition of JCOM Shares in Ordinary Market Transactions or any other acquisition of JCOM Shares and which will constitute the Non-Purchasing Partner’s agreement to acquire such JCOM Shares on the terms specified in the Notice (including in the case of Ordinary Market Transactions, to acquire such JCOM Shares from time to time during the period specified in the Notice given by the Purchasing Partner) and to be bound by the terms and conditions of such purchase.  If any consideration other than cash is to be paid by the Purchasing Partner or its Affiliate in exchange for the JCOM Shares to be acquired, the Purchasing Partner will take all necessary actions to permit the Non-Purchasing Partner to be able to use cash to exercise its Participation Right, with the value of any non-cash consideration to be paid by the Purchasing Partner to be valued at its Fair Market Value, as reasonably determined by the unanimous agreement of the Limited Partners.  If the Limited Partners are unable to agree on the Fair Market Value within 30 days following the Purchasing Partner’s receipt of the Non-Purchasing Partner’s Notice to exercise its Participation Right, each Limited Partner will retain within 45 days following the receipt of such Notice, an internationally recognized investment bank to determine Fair Market Value in accordance with the valuation process specified in 5.4(b).  The closing of any purchase of JCOM Shares under this 14.4 will occur at the time and place reasonably specified by the Purchasing Partner, with each Limited Partner directly purchasing the JCOM shares to be acquired by it pursuant to this 14.4.  If the Non-Purchasing Partner elects not to exercise its Participation Right, which election will be deemed to have been made by the Non-Purchasing Partner if it does not notify the Purchasing Partner within such 20-Business Day period, then the Purchasing Partner or its Affiliate may acquire a number of JCOM Shares no greater than the amount specified in its Notice and on the terms and conditions specified in the Notice, without further notice to the Non-Purchasing Partner.  For the avoidance of doubt, the Partners agree that this 14.4 is not applicable to the acquisition of the JCOM Merger Shares.

14.5                           JCOM Merger Shares.  SC Partner agrees that it shall not Transfer all or any part of its JCOM Merger Shares to any third party (including the LMI Partner), except that SC Partner may Transfer all or any part of its JCOM Merger Shares to an Affiliate.  LMI agrees that it will cause LPJ not to Transfer all or any part of its JCOM Merger Shares to any third party (including the SC Partner), except that LPJ may Transfer all or any part of its JCOM Merger Shares to an Affiliate.

14.6                           Voting Agreement.  SC Partner agrees that with respect to any matter as to which it is entitled to vote as a shareholder of JCOM, it will vote all JCOM Merger Shares owned by it, and will cause any Affiliate to whom it has Transferred JCOM Merger Shares to vote such shares, in the same manner that the Partnership votes the JCOM Shares owned by it.  LMI agrees that with respect to any matter as to which LPJ is entitled to vote as a shareholder of JCOM, it will cause LPJ to vote all JCOM Merger Shares owned by it, and will cause any Affiliate to whom it has Transferred JCOM Merger Shares to vote such shares, in the same manner that the Partnership votes the JCOM Shares owned by it.

ARTICLE XV

DISPUTES

15.1                           Resolution by the Parties.  In the event of a disagreement among the parties, including a disagreement regarding this Agreement, or any breach thereof, the parties engaged in such disagreement will use their Commercially Reasonable Efforts to resolve such disagreement amicably and where applicable the party in breach will promptly take all reasonable steps to remedy such breach.  If, at the end of thirty (30) days from notification to the other parties of such disagreement or breach, no resolution has been reached, the most senior executive officer (jomu) of each party involved in the disagreement or alleging or contesting the breach will meet to resolve the matter.  If they, too, are unable to reach a mutually agreeable resolution within thirty (30) days of the matter being referred to them any party involved may elect that the matter will be arbitrated in accordance with 15.2.

15.2                           Resolution by Arbitration.  Any and all disputes with respect to which such authorized persons failed to reach a mutually agreeable resolution will be finally and exclusively settled by arbitration conducted in New York, New York under UNCITRAL Arbitration Rules by three (3) arbitrators in the English language.  Any such decision will be given in writing and will state the basis therefore.  Nothing in this 15.2 will prevent a party from seeking injunctive relief.  Any arbitral award rendered under this 15.2 will be final and binding upon the parties.

15.3                           Waiver of Immunities.  In connection with the enforcement of any arbitral award obtained pursuant to the requirements of 15.1 and 15.2 or the exercise by any party of its rights under 15.1 and 15.2, each party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

ARTICLE XVI

GENERAL PROVISIONS

16.1                           Representations.  Each Partner represents and warrants to each other Partner that, as of the signing of this Agreement:

(a)                                  such Person is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction where it purports to be organized and has the requisite power and lawful authority to own and operate its assets and properties and to conduct its business in which it is currently or proposed to be engaged;

(b)                                 such Person has full power and authority to enter into this Agreement and perform its obligations hereunder;

(c)                                  all actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

(d)                                 this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Person and constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms (except as such enforceability may be affected by applicable Bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(e)                                  no consent, approval, notice, hearing, filing, registration or any other action with any other Person is required in connection with the signing, delivery and performance of this Agreement by such Person;

(f)                                    the signing, delivery and performance of this Agreement do not violate the organizational documents of such Person, or any material agreement to which such Person is a party or by which such Person is bound; and

(g)                                 such Person has had an opportunity to perform any due diligence such Person deems necessary or desirable.

16.2                           Unregistered Interests.  Each Partner:  (a) acknowledges that the Units were originally offered and sold without registration under the U.S. Securities Act of 1933, as amended, or under similar provisions of state law, (b) acknowledges that such Partner was fully aware at the time of acquisition of its Units of the economic risks of an investment in the Partnership, and that such risks must be borne for an indefinite period of time, (c) represents and warrants that such Partner acquired its Units for such Partner’s own account, for investment, and with no view to the distribution of the Units and (d) agrees not to Transfer, or to attempt to Transfer, all or any part of its Units without registration under the U.S. Securities Act of 1933, as amended, and any applicable state securities laws, unless the Transfer is exempt from such registration requirements.  Each Partner further represents and warrants that such Partner is an “accredited investor” as defined in Rule 501(a) of the Regulation D under the U.S. Securities Act of 1933, as amended.

16.3                           Waiver of Dissolution Rights.  The Partners agree that irreparable damage would occur if any Partner should bring an action for judicial dissolution of the Partnership.  Accordingly, each Partner accepts the provisions under this Agreement as such Person’s sole entitlement on Dissolution of the Partnership and waives and renounces such Person’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Partnership.  Each Partner further waives and renounces any alternative rights which might otherwise be provided by law upon the Withdrawal of such Person and accepts the provisions under this Agreement as such Person’s sole entitlement upon the happening of such event.

16.4                           Waivers and Consents Generally.  No course of dealing will be deemed to amend or discharge any provision of this Agreement.  No delay in the exercise of any right will operate as a waiver of such right.  No single or partial exercise of any right will preclude its further exercise.  A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

16.5                           Equitable Relief.  If any Partner proposes to Transfer all or any part of its Units or to disclose confidential information in violation of the terms of this Agreement, the Partnership, the General Partner, or any Limited Partner may apply to any court of competent jurisdiction for a temporary injunctive order prohibiting such proposed Transfer or disclosure except upon compliance with the terms of this Agreement.  Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect.  The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

16.6                           Remedies for Breach.  Except as provided in 16.3 and 16.5, (a) the rights and remedies of the Partners and the Managers set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise and (b) all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

16.7                           Limitation of Liability.  No party will be liable to any other party for indirect, consequential or special damages arising out of a breach by such party of this Agreement, whether based in contract or tort (including negligence, strict liability or otherwise) and whether or not advised of the potential for such damages.

16.8                           Amendments.  This Agreement may be amended by the affirmative vote of all Partners; provided, that the General Partner will have the power, without the affirmative vote of any Limited Partner, to amend this Agreement solely to reflect the admission, substitution, termination, or Withdrawal of Limited Partners in accordance with this Agreement.  Any amendment will become effective upon such approval, unless otherwise provided.  Notice of any proposed amendment must be delivered to the Partners at least five days in advance of the meeting at which the amendment will be considered (unless the approval is evidenced by duly signed minutes of action).  Any duly adopted amendment to this Agreement is binding upon, and inures to the benefit of, each Person who holds a Unit at the time of such amendment, without the requirement that such Person sign the amendment or any republication or restatement of this Agreement.

16.9                           Third-Party Rights.  A Person who is not a party to this Agreement has no right to enforce or enjoy the benefit of any term of this Agreement.

16.10                     Counterparts.  This Agreement may be signed in multiple counterparts (or with detachable signature pages).  Each counterpart will be considered an original instrument, but all of them in the aggregate will constitute one agreement.  Telecopies of signatures will be given effect for purposes of the signature page of this Agreement and any amendments to this Agreement.

16.11                     Notice.  All Notices under this Agreement will be in writing in English and will be either delivered or sent addressed as set forth on Exhibit A or to such other address as the addressee may hereafter designate by Notice given to the other parties to this Agreement.  In computing time periods, the day of Notice will be included.  For Notice purposes, a day means a calendar day unless otherwise provided in this Agreement.  Any Notices given to any Partner or Manager in accordance with this Agreement will be deemed to have been duly given and received:  (a) on the date of receipt if personally delivered, (b) upon confirmation of transmission by the sender’s facsimile machine if sent by facsimile transmission or (c) three Business Days after having been sent by an internationally recognized overnight courier service; provided, that any Notice regarding a change in address of the sender will not be deemed to have been duly given and received until actually received.  Any Notice to be given to a Manager or Partner pursuant to Article 7 will also be deemed to have been duly given and received on the date such Notice is received by the Manager or Partner by e-mail transmission to the most recent e-mail address on file with the Partnership in the case of a Manager or to the e-mail address set forth on Exhibit A in the case of a Partner.

16.12                     Partial Invalidity.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement.  In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.  Should any provision of this Agreement be or become ineffective for reasons beyond the control of the parties, the parties will use reasonable efforts to agree upon a new provision which will as nearly as possible have the same commercial effect as the ineffective provision.

16.13       Costs.  Except as otherwise specified in this Agreement, each of the parties hereto will pay its own costs, charges and expenses connected with the preparation and implementation of this Agreement and the transactions contemplated by it.

16.14       Entire Agreement.  This Agreement (including its Exhibits) and the Contribution Agreement contain the entire agreement and understanding of the Partners concerning its subject matter.

16.15       Benefit.  The contribution obligations of each Partner will inure solely to the benefit of the other Partner and the Partnership, without conferring on any other Person any rights of enforcement or other rights.

16.16       Binding Effect.  This Agreement is binding upon, and inures to the benefit of, the Partners, the Managers and Permitted Transferees.

16.17       Further Assurances.  Each Partner agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

16.18       Headings.  Article and section titles have been inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

16.19       Terms.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word “include” (and any variation) is used in an illustrative sense rather than a limiting sense.  The word “day” means a calendar day.

16.20       Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.  Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise required by the Act.

16.21       English Language.  If this Agreement or the Certificate is translated into Japanese for the convenience of the parties or some of them, the English language version hereof/thereof will for all purposes be deemed to be the definitive and binding version thereof.

16.22       LMI Guarantee.  LMI hereby agrees that it will cause each LMI Partner to perform its obligations under this Agreement and guarantees to SC Partner (as a primary obligor and not as a surety only) the performance by each of them of all of their obligations from time to time in force under the terms of this Agreement for so long as any of them is a Partner.  Notwithstanding the foregoing, LMI’s guarantee will terminate with respect to a Partner at such time that the Partner ceases to be an Affiliate of LMI or Parent pursuant to a transaction permitted by this Agreement.

16.23       Registration Rights Agreement.  If at any time, JCOM proposes to file a Registration Statement (as defined in the Registration Rights Agreement) under the U.S. Securities Act of 1933, as amended, with respect to any JCOM Shares, the Partnership, SC Partner and LMI Partner will promptly and in good faith negotiate amendments to this Agreement to permit SC Partner to direct the Partnership to exercise its piggyback registration rights or its rights to participate in any demand registration initiated by any Original Shareholder (as defined in the Registration Rights Agreement) and/or up to four of its demand registration rights under the Registration Rights Agreement in connection with subsequent sales by the Partnership of JCOM Shares on SC Partner’s behalf in accordance with the provisions of Article 13 so that such sales can be made under any Registration Statement to the extent permitted under the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNER:	LIBERTY JAPAN, INC.

	By:	/s/ Elizabeth Markowski
	Name:	Elizabeth Markowski
	Title:	Senior Vice President

Signature Page Cont’d.

LIMITED PARTNERS:	SUMITOMO CORPORATION

	By:	Authorized Signatory
Name:
Title:

LIBERTY JAPAN, INC.

	By:	/s/ Elizabeth Markowski
	Name:	Elizabeth Markowski
	Title:	Senior Vice President

LIBERTY JUPITER, INC.

	By:	/s/ Elizabeth Markowski
	Name:	Elizabeth Markowski
	Title:	Senior Vice President

Signature Page Cont’d.

Solely with respect to Section 16.22:

LGI INTERNATIONAL, INC.

By:	/s/ Elizabeth Markowski
Name:	Elizabeth Markowski
Title:	Senior Vice President

Acknowledged by:

LGI/SUMISHO SUPER MEDIA, LP

BY: LIBERTY JAPAN, INC., its general partner

By:	/s/ Elizabeth Markowski
Name:	Elizabeth Markowski
Title:	Senior Vice President

LIST OF EXHIBITS

Exhibit A	Names and Addresses of the Partnership and the Partners

Exhibit B	Capital Contributions and Units

Exhibit C	Transfer Agreement

EXHIBIT A

Names and Addresses of the Partnership, the Partners and the Managers

LGI/Sumisho Super Media, LP:

c/o LGI International, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112 USA
Attention:	Graham Hollis
Fax:	+1 303 220 6669
e-mail address: ghollis@lgi.com

with copies to:

Attention:	Elizabeth Markowski, Esq. (at the same address)
Fax:	+1 303 220 6691
e-mail address: liz@lgi.com

General Partner
Liberty Japan, Inc.
Liberty Jupiter, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112 USA
Attention:	Graham Hollis
Fax:	+1 303 220 6669
e-mail address: ghollis@lgi.com

with copies to:

Attention:	Elizabeth Markowski, Esq. (at the same address)
Fax:	+1 303 220 6691
e-mail address: liz@lgi.com

and

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, Colorado 80202 USA
Attention:	Joanne Norris
Fax:	+1 303 298 0940
e-mail address: jnorris@sah.com

Sumitomo Corporation:

1-8-11 Harumi
Chuo-ku, Tokyo 104-8610 Japan
Attention:	Daisuke Mikogami
Fax:	+81 3 5166 4605
e-mail address: daisuke.mikogami@ sumitomocorp.co.jp

A-1

with copies to:

Attention:	Naoki Saito (at the same address)
General Manager/Legal
Media, Electronics & Network Business Unit
Fax:	+81 3 5166 6308
e-mail address: naoki.saito@sumitomocorp.co.jp

and

Morgan, Lewis & Bockius LLP
24th Floor, Roppongi Hills Mori Tower
6-10-1, Roppongi
Minato-ku, Tokyo 106-6124 Japan
Attention:	Lisa Yano
Fax:	+81 3 4578 2507

Managers:

LMI Partner
Mr. Bernie Dvorak
Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, CO 80112 USA
Fax:	+1 303 220 4222
e-mail address: bdvorak@lgi.com

SC Partner
Mr. Naoki Saito
1-8-11 Harumi
Chuo-ku, Tokyo 104-8610 Japan
Fax:	+81 3 5166 6308
e-mail address: naoki.saito@sumitomocorp.co.jp

GP Representative:

Mike Erickson
c/o LGI International, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112 USA
e-mail address: merickson@lgi.com

with copies to:

Attention:	Elizabeth Markowski, Esq. (at the same address)
Fax:	+1 303 220 6691
e-mail address: liz@lgi.com

A-2

EXHIBIT B

Ownership of

LGI/Sumisho Super Media, LP

as of October 23, 2009

	Type of Interest	Percentage Interest	Units	Capital Account
Liberty Japan, Inc.	General Partner	Less than .1%	1
Sumitomo Corporation	Limited Partner	41.342%	1,648,402		*
Liberty Japan, Inc.	Limited Partner	51.751%**	2,063,435		* **
Liberty Jupiter, Inc.	Limited Partner	6.907%	275,400		*
Totals:		100%	3,987,238

*  As of October 23, 2009, the Capital Account of each Partner is an amount equal to the number of Units held by such Partner, multiplied by the closing price of a JCOM Share as reported by the JASDAQ on October 23, 2009, and then converted into U.S. dollars at a mutually agreed published exchange rate on October 23, 2009.

**  The Percentage Interest shown is, and the total Capital Account of Liberty Japan, Inc. is, the total Percentage Interest and total Capital Account of Liberty Japan, Inc., including that portion of its Percentage Interest and Capital Account attributable to the Unit held by it in its capacity as General Partner.

B-1

EXHIBIT C

Transfer Agreement

The undersigned Transferor hereby transfers and assigns                          Units in LGI/Sumisho Super Media, LP, a Delaware limited partnership, which represents a [general][limited] partnership interest to                                                      , as Transferee.  The Capital Account of the Transferor that is attributable to the transferred Units will carry over to the Transferee.  The Units transferred are subject to all of the terms and conditions of the Limited Partnership Agreement of LGI/Sumisho Super Media, LP, dated October 23, 2009, as such Agreement may be amended (the “LP Agreement”).  As a Transferee of such Units, the undersigned agrees to be bound as a party to the LP Agreement (which, as it may be amended, is hereby incorporated by reference).

Transferor:

Date

Transferee:

Date
Address:

Taxpayer ID Number:
Telephone Number:
Fax Number:

C-1